Exhibit 10.1

Certain identified information in this Exhibit has been excluded because it is both not material and is the type that the registrant treats as private or confidential.

CONFIDENTIAL

Execution Version

Dated as of April 8, 2026

SMBC AVIATION CAPITAL LIMITED

(as Servicer)

AND

SUMISHO AIR LEASE CORPORATION DAC

(as Company)

AND

SUMISHO AIR LEASE CORPORATION

(as Guarantor)

SERVICING AGREEMENT

- i -

- ii -

- iii -

Schedules

Schedule 2.02(a)	Aircraft Assets Services
Schedule 4.01(a)	Aircraft Assets
Schedule 4.01(c)	Bank Accounts
Schedule 4.01(d)	List of Persons within the Company Group and Jurisdictions
Schedule 5.08	Reporting Framework
Schedule 8.05	Company Retained Activities
Schedule 9.01(b)	Form of Servicer Invoice
Schedule 9.05(a)	Overhead Expenses
Schedule 9.05(b)	Services Expenses
Schedule 12.03	Power of Attorney

Annexes

Annex 1	Insurance Guidelines
Annex 2	Concentration Limits
Annex 3	Operating Guidelines

Appendices

Appendix A	Construction and Usage
Appendix B	Core Lease Provisions

- iv -

SERVICING AGREEMENT dated as of April 8, 2026 between SMBC AVIATION CAPITAL LIMITED, a private company limited by shares incorporated under the laws of Ireland, in its capacity as servicer hereunder (the “Servicer”) and SUMISHO AIR LEASE CORPORATION DAC (the “Company”) and SUMISHO AIR LEASE CORPORATION as guarantor of the Company’s obligations (the “Guarantor”). Each of the Servicer and the Company may be individually referred to herein as a “Party” and collectively as the “Parties.”

For the consideration set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Servicer and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Unless otherwise defined herein, all capitalized terms used but not defined herein have the meanings assigned to such terms in Appendix A.

Section 1.02. Construction and Usage. The conventions of construction and usage set forth in Appendix A are incorporated by reference herein.

ARTICLE II

APPOINTMENT; SERVICES

Section 2.01. Appointment. (a) The Company on behalf of itself and each other member of the Company Group hereby appoints the Servicer as the exclusive provider of the Services to the Company in respect of the Aircraft Assets on the terms and subject to the conditions and limitations set forth in this Agreement.

(b) The Servicer hereby accepts its appointment and agrees to perform the Services on the terms and subject to the conditions set forth in this Agreement.

Section 2.02. Aircraft Asset Services.

(a) The Services to be provided by the Servicer in respect of the Aircraft Assets are set forth in Schedule 2.02(a) (the “Services”).

(b) With respect to any Aircraft Asset, for the duration of the Term or, if earlier, until the date that this Agreement has been terminated with respect to that Aircraft Asset in accordance with the terms of this Agreement: the Company shall not, and shall not permit any other Person within the Company Group or any agent thereof to, enter into, or cause or permit any Person (other than the Servicer or any Person acting for or on its behalf) to enter into on its behalf, (A) any transaction for the Lease, purchase or sale of any Aircraft Asset or (B) any agreement for the performance by any Person other than the Servicer of some or all of the Services (provided that this shall not apply to any agreement to provide Services exclusively amongst members of the Company Group where such Services are ultimately performed by the Servicer pursuant to this Agreement) or (C) any agreement for the performance of any services with respect to any Aircraft

Asset, in each case, without the prior written consent of the Servicer (such consent not to be unreasonably withheld or delayed where such services pertain to Company Retained Activities); and the Company agrees not to (and not to permit any other Person within the Company Group to) enter into any agency, finders’ or brokerage agreements (whether with an Affiliate of any Person within the Company Group or otherwise) relating to the procurement of Lessees or purchasers for the Aircraft Assets (or agreements similar thereto) without the prior written consent of the Servicer, consistent with the Servicer’s role as the exclusive provider of Services pursuant to Section 2.01.

(each a Restricted Action).

(c) The provision of Section 2.02(b) above shall not preclude, and the Company and the Company Group shall be permitted to take Restricted Actions in the event that the Company or the Company Group reasonably believes that it shall be necessary for there to be a Restricted Action under circumstances where:

(i) the Company has issued a Termination Notice pursuant to Section 10.02(c);

(ii) the Term has expired; or

(iii) in accordance with Section 10.01, a Party has elected not to renew the terms of this Agreement, whereupon, the Company and the Company Group shall be entitled to enter into arrangements (interim or otherwise) for the provision of the Services by a Replacement Servicer, provided that any appointment of such Replacement Servicer shall not take effect prior to the expiry of then applicable Term.

Section 2.03. Excluded Assets

(a) In no event shall the Servicer have any right, nor any obligation, under this Agreement in respect of any Excluded Asset, and each of the Company and each other Person in the Company Group shall be responsible for servicing all Excluded Assets; provided, however, that no Person within the Company Group shall engage any Competitor to provide any services for or on behalf of the Company Group in respect of any Excluded Assets without the prior written consent of the Servicer.

(b) If any Aircraft or Orphan Engine shall become an Excluded Asset at any time, then the rights and obligations of the Servicer under this Agreement with respect to such Aircraft or Orphan Engine shall cease with effect from the date on which such Aircraft or Orphan Engine becomes an Excluded Asset, without prejudice to the Company’s obligations under Section 10.04(b), provided that, where an Aircraft or Orphan Engine shall become an Excluded Asset solely by reason of being Leased to a U.S. Airline, the Company and the Servicer may agree in writing to designate such Aircraft or Orphan Engine as an Aircraft Asset. Upon and with effect from the date of that joint written designation, the rights and obligations of the Servicer and the Company (respectively) under this Agreement with respect to such Aircraft or Orphan Engine shall continue (or recommence as the case may be).

(c) If any Excluded Asset ceases to be Leased to a U.S. Airline, the Company and the Servicer may agree in writing to designate such Aircraft or Orphan Engine as an Aircraft Asset. Upon and with effect from the date of that joint written designation, the rights and obligations of the Servicer and the Company (respectively) under this Agreement with respect to such Aircraft or Orphan Engine shall commence (or recommence as the case may be).

Section 2.04. Limitations.(a) Notwithstanding any other provision of this Agreement, neither the Servicer nor any of its Affiliates shall assume any Indebtedness of any Person within the Company Group by virtue of the Parties’ performance under this Agreement, nor shall any provision of this Agreement be construed so as to imply that the Parties intended any such assumption.

(b) Notwithstanding any other provision of this Agreement, the Servicer shall not be required to perform any Service (or any other service) with respect to any Aircraft Asset or any Acquisition-Related Services, in each case, unless and until all Relevant Information (and in the case of documentation, all true and complete copies thereof which are considered reasonably required for the performance of the Services), have been delivered to, or are otherwise in the possession of (as confirmed by the Servicer), the Servicer (acting reasonably and provided that the foregoing shall not limit the Servicer obtaining from appropriate Persons such Relevant Information in accordance with the Standard of Care). Without prejudice to the foregoing, the Servicer shall not be required to perform any Services provided for in or contemplated by any Aircraft Assets Related Documents that have not been delivered to, or are not in the possession of, the Servicer. To the extent that the Servicer determines that this sub-section (b) applies, the Servicer shall, as soon as reasonably practicable upon reaching such determination, notify the Company in writing with reasonable detail of the information or documentation (as applicable) that the Servicer is aware is missing and the relevant Services that cannot be performed as a result thereof.

(c) Notwithstanding any other provision of this Agreement, the Servicer shall not be obligated, either initially or on a continuing basis, to provide any Person within the Company Group or any of its Representatives any confidential or proprietary information (as determined by the Servicer, acting reasonably) regarding the Servicer’s or any of its Affiliates’ business or the business or finances of any Person, other than information specifically regarding any Person within the Company Group, in respect of whose assets it provides the Services from time to time, or any of such Person’s assets.

(d) The Servicer shall not be liable or accountable for (i) the failure by a Lessee, any seller, any purchaser or any other Person to perform any of its obligations under any Lease, purchase contract, sale contract or any other contract, including the payment of amounts payable under any Lease, any purchase contract, any sale contract or any other contract, (ii) the accuracy or completeness of any notices, reports or other communications (whether written or oral) made by any Lessee, any purchaser, any seller or any Person other than the Servicer (or a Subsidiary or controlled Affiliate of the Servicer) and shall be entitled to rely upon all such notices, reports and communications except to the extent that the Servicer has actual notice of any matter to the contrary (and without limiting the Servicer’s obligations, if any, hereunder with respect to the collection, review, evaluation, monitoring or other Services relating to such notices, reports or communications, acting in accordance with the Standard of Care) or (iii) any loss, cost or liability to the extent it arises due to a failure by any Person within the Company Group to cooperate with the Servicer to enable the Servicer to provide the Services, unless, in each case, any losses that arise as a result thereof are finally adjudicated to have resulted directly from the Servicer’s gross negligence or willful misconduct in respect of its application of the Standard of Care or the Conflicts Standard in respect of its performance of the Services.

(e) The Servicer shall be entitled to rely upon the instructions (or other actions) of any Company Designated Representative, any member of the Executive Management Team, the Company or any other Person within the Company Group, or any other Person that the Servicer reasonably believes to be authorized to act on behalf of the Company (or on behalf of any other Person within the Company Group), and shall not be liable to any Person within the Company Group for any act taken or omission to act in accordance with such instructions (or other actions).

(f) The Servicer may rely on any broker, law firm or other professional advisor appointed by the Servicer or the Company and shall not be liable for any claim by any Person within the Company Group or any other Person to the extent that it was acting in accordance with the Standard of Care in selecting and in relying upon the advice of such broker, law firm or other professional advisor.

(g) The relationship between the Servicer and the Company Group is an independent agency relationship, except in relation to any money erroneously received by the Servicer or any of its Affiliates into any of the Servicer’s or any of its Affiliates’ bank accounts on behalf of any Person within the Company Group, which the Servicer will hold in trust for such Person. Neither the Servicer nor any of its Representatives shall be under any fiduciary duty or other implied obligation or duty to any Person within the Company Group or to any Affiliate of such Person or any holder of any equity or debt loan or security issued by, or lender to, any Person within the Company Group, any Lessee or any other Person arising out of this Agreement, it being agreed that the rights and obligations of the Parties shall only be those expressly provided for in this Agreement.

(h) Without prejudice to the Standard of Care, the Servicer shall (i) not be imputed with the knowledge of any of its employees other than its directors, officers and those employees, in each case, involved in the performance of the Services relevant to such knowledge or otherwise responsible for the day-to-day administration of this Agreement, and (ii) be deemed to have actual notice of any matter only upon the receipt of written notice describing any such matter in reasonable detail or to the extent that one of the foregoing Persons has actual knowledge of any such matter.

(i) The Servicer shall not be obligated to assume, or engage in activities which could reasonably be expected to subject the Servicer to, any liability as a related company or shadow director of any Person within the Company Group or under any similar legal concept.

(j) Each of the Company and each of the other Company Group members agrees that as between the Servicer, on the one hand, and any Company Group member, on the other hand, no representation is made as to the financial condition and affairs of any Lessee of, or seller or purchaser of, or support provider in respect of, any Aircraft Asset or any manufacturer, representative, maintenance facility, contractor, vendor or supplier or other third party consultant or contractor utilized by the Servicer in connection with its performance of the Services and (subject to the Standard of Liability) the Servicer shall have no liability with respect to such third parties.

(k) Notwithstanding any other provision of this Agreement, no provision of this Agreement shall be construed so as to imply that either the Servicer or any of its Affiliates assumes any responsibility for undertaking or updating any “know your customer” checks required to be completed by any Company Group member in relation to any Lessee, seller or purchaser with which such Company Group member may transact or propose to transact, provided that the Servicer agrees that it shall relay requests for “know your customer” information and/or documentation from any relevant Lessee, seller or purchaser that is reasonably requested by the Company.

(l) Without derogating from the authority or responsibility of the Servicer with respect to the performance of certain of the Services as set forth in this Agreement, it is hereby expressly agreed and acknowledged that the Servicer is not authorized or empowered to make or enter into any agreement, contract or other legally binding arrangement in respect of or relating to the business of the Company Group, or pledge the credit of, incur any Indebtedness on behalf of, or expend any funds of, the Company Group other than as expressly permitted in accordance with the terms of this Agreement, all such authority and power being expressly reserved to the Company Group.

(m) The Services do not include any service or matter that falls under the categories of “investment business services” or “investment advice” under the Investment Intermediaries Act, 1995 or any other applicable provision of Irish law that would require such services to be performed by an entity that has obtained prior authorization from the Central Bank of Ireland. Nothing in this Agreement shall require the Servicer to (i) obtain or hold any financial services regulatory authorization from the Central Bank of Ireland or any other Governmental Authority, or (ii) perform any service which, in the reasonable opinion of the Servicer, would require such service to be performed by an entity that has obtained prior authorization from the Central Bank of Ireland or any other Governmental Authority.

(n) Notwithstanding any other provision of this Agreement, the Servicer shall not be obligated to take or refrain from taking any action under this Agreement (including the Services) at any time that the Servicer believes, in good faith but in its sole discretion, is reasonably likely to (1) violate any Applicable Law or any compliance policy implemented and maintained by the Servicer in connection with its compliance with Applicable Law with respect to the Servicer or its Affiliates, (2) lead to an investigation by, or otherwise require authorization from, any Governmental Authority in relation to the Servicer, any of its Affiliates or the Services, (3) otherwise result in a Material Adverse Effect on the Servicer or its Affiliates, or (4) result in a material adverse effect on the business or reputation of the Servicer (including exposing the Servicer or its Affiliates to any liabilities for which adequate bond or indemnity has not been provided).

(o) The Servicer shall not, and shall not be obligated to, act in a manner inconsistent with the rights, obligations or undertakings of a Person within the Company Group under any contract relating to the Services (provided Servicer is in possession of a copy of such contract), such as (as applicable), the “Lessor” under any Lease, the “purchaser” under a purchase contract or the “seller” under any sale contract.

ARTICLE III

STANDARD OF CARE; CONFLICTS OF INTEREST;

STANDARD OF LIABILITY

Section 3.01. Standard of Care. Subject to the terms and conditions of this Agreement, including the Transaction Approval Requirements, the Servicer shall use reasonable care and diligence at all times in the performance of the Services consistent with (a) the customary commercial practice of a prudent international lessor of commercial jet Aircraft and Engines and related assets, and (b) its practice (and with no less reasonable care and diligence) with respect to other Aircraft and Engines that are directly or indirectly owned by the Servicer. The foregoing standard is referred to as the “Standard of Care”.

Section 3.02. Conflicts of Interest.

(a) The Company acknowledges and agrees that (i) in addition to providing the Services in respect of the Aircraft Assets under this Agreement, the Servicer may take actions, and shall be entitled to take actions, from time to time in relation to the Other Assets (ii) in the course of conducting such activities, the Servicer may from time to time have conflicts of interest in performing its duties on behalf of the various entities to whom it provides services and with respect to the various assets in respect of which it owns, intends to acquire and/or may provide services; (iii) in the course of providing the Services hereunder, the Servicer and its Affiliates may enter into Engine, Parts or other equipment purchases, sales, leases, overhaul, maintenance or storage contracts and other contracts with one or more Affiliates of the Servicer; and (iv) the Board of the Company has approved the transactions contemplated by this Agreement and desires that such transactions be consummated and in giving such approval, the Company and the Board of the Company has expressly recognized that such conflicts of interest may arise and that when such conflicts of interest arise, the Servicer shall perform the Services hereunder in accordance with the Standard of Care and, to the extent applicable, the Conflicts Standard.

(b) If conflicts of interest arise with respect to the services provided in relation to any Aircraft Asset and any Other Asset, the Servicer shall perform the Services in good faith and, without prejudice to the generality of the foregoing, to the extent such Aircraft Asset and such Other Asset are substantially similar in terms of objectively identifiable characteristics relevant for purposes of the particular Services to be performed, the Servicer shall not discriminate between such Aircraft Asset and such Other Asset on an unreasonable basis. The standard set forth in this Section 3.02(b) shall be referred to collectively as the “Conflicts Standard”.

(c) Notwithstanding any other provision of this Agreement, if, in connection with the provision of Services with respect to an Aircraft Asset or Lease, a conflict of interest shall exist in respect of which the Servicer believes (in its absolute discretion, acting in good faith) it would not be appropriate for the Servicer to provide one or more of the Services in accordance with the Conflicts Standard (the “Conflict Matter”) then the Servicer may, at the Servicer’s discretion:

(i) suspend performance of some or all of the Services in respect of the Conflict Matter solely to the extent, and for the period, necessary to mitigate the inappropriate conflict of interest;

(ii) cease performance of some or all of the Services in respect of the Conflict Matter solely to the extent necessary to mitigate the inappropriate conflict of interest;

(iii) suspend performance of the Services with respect to the relevant Aircraft Asset and/or Lease solely to the extent, and for the period, necessary to mitigate the inappropriate conflict of interest; or

(iv) (in circumstances where the Servicer (in its sole discretion) determines that none of (i) to (iii) above would satisfactorily mitigate the inappropriate conflict of interest only, give a notice pursuant to Section 10.03.

(d) The Servicer shall provide written notice to the Company not more than ten (10) Business Days after it has made a determination of the existence of a Conflict Matter, including the Servicer’s election under Section 3.02(c). Not more than ten (10) Business Days after receipt of such notice from the Servicer, the Company shall appoint a representative (which shall be any Person within the Company Group or a member of the Board of the Company who is not a Representative of the Servicer or any of its Affiliates) (the “Conflict Representative”) to act on behalf of the Company Group in relation to the Conflict Matter.

(e) During the period of such Conflict Representative’s appointment, the Servicer shall continue to perform its ordinary functions as Servicer with respect to such Aircraft Asset or Lease to the extent that the performance of the Servicer does not directly or indirectly affect the Conflict Matter. To the extent the Servicer suspends or ceases performance of any Services with respect to such Conflict Matter, such Services shall be performed by the Conflict Representative or any other designee of such Person within the Company Group. Unless the Servicer has made a declaration under Section 3.02(c)(iv), any such Aircraft Asset or any Aircraft Assets subject to any Conflict Matter shall continue to be included as an Aircraft Asset for purposes of calculating the Servicing Fees pursuant to Article IX during the appointment of a Conflict Representative; provided that the reasonable out of pocket costs and expenses of the Conflict Representative (incurred in such capacity), if any, shall be deductible from the Servicing Fees payable hereunder solely in respect of any Aircraft Asset subject to such Conflict Matter for so long as such Conflict Matter continues.

Section 3.03. Standard of Liability. Notwithstanding any other provision of this Agreement, the Servicer shall not be liable or accountable to any Person, including, without limitation, the Company or any other Person within the Company Group or any Investor, under any circumstances for any Losses directly or indirectly arising out of, in connection with or related to, the provision of services by the Servicer (or any applicable Servicer Delegate) in respect of Aircraft Assets or Other Assets, the performance of any Services, or otherwise with respect to this Agreement, unless such Losses are finally adjudicated to have resulted directly from the Servicer’s (or any Servicer Delegate’s) gross negligence or willful misconduct in respect of its obligation to apply the Standard of Care or the Conflicts Standard in respect of its performance of the Services (the liability standards set forth in this Section 3.03, the “Standard of Liability”).

Section 3.04. Waiver of Implied Standard. EXCEPT AS EXPRESSLY STATED ABOVE IN THIS ARTICLE III, ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, ARISING UNDER U.S. FEDERAL, DELAWARE, IRISH, NEW YORK, OR OTHER LAW IN RELATION TO THE SKILL, CARE, DILIGENCE OR OTHERWISE IN RESPECT OF ANY SERVICE TO BE PERFORMED HEREUNDER OR TO THE QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY OF ANY GOODS OR SERVICES ARE HEREBY EXCLUDED AND WAIVED BY THE COMPANY AND EACH OTHER PERSON WITHIN THE COMPANY GROUP, AND THE SERVICER SHALL NOT BE LIABLE TO THE COMPANY OR ANY OTHER PERSON WITHIN THE COMPANY GROUP OR ANY OTHER PERSON IN CONTRACT, TORT OR OTHERWISE UNDER U.S. FEDERAL, DELAWARE, IRISH, NEW YORK, OR OTHER LAW FOR ANY LOSS, DAMAGE, EXPENSE OR INJURY OF ANY KIND WHATSOEVER, CONSEQUENTIAL OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH EITHER THE SERVICES TO BE SUPPLIED PURSUANT TO THIS AGREEMENT OR ANY GOODS TO BE PROVIDED OR SOLD IN CONJUNCTION WITH SUCH SERVICES OR ANY DEFECT IN EITHER SUCH GOODS OR SERVICES OR FROM ANY OTHER CAUSE, WHETHER OR NOT ANY SUCH MATTER AMOUNTS TO A FUNDAMENTAL BREACH OF A FUNDAMENTAL TERM OF THIS AGREEMENT. NOTHING IN THIS ARTICLE III SHOULD BE TAKEN AS IN ANY WAY LIMITING OR EXCLUDING ANY LIABILITY WHICH THE SERVICER MAY HAVE TO THE COMPANY UNDER SECTION 2 OF THE IRISH LIABILITY FOR DEFECTIVE PRODUCTS ACT, 1991.

THE CONTRACTUAL RIGHTS, IF ANY, WHICH THE COMPANY GROUP ENJOYS BY VIRTUE OF SECTIONS 12, 13, 14 AND 15 OF THE SALE OF GOODS ACT, 1893 (AS AMENDED) AND SECTION 39 OF THE SALE OF GOODS AND SUPPLY OF SERVICES ACT, 1980 ARE IN NO WAY PREJUDICED BY ANYTHING CONTAINED IN THIS AGREEMENT SAVE TO THE EXTENT PERMITTED BY LAW.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Company Representations and Warranties. The Company represents and warrants to the Servicer, on the date of this Agreement and on the date of Delivery of each Aircraft Asset, as follows:

(a) Aircraft Assets. Schedule 4.01(a) contains a true and complete list of all Aircraft and Orphan Engines constituting Aircraft Assets and each Person within the Company Group that owns such Aircraft Assets. Except as otherwise set forth therein, each Person within the Company Group listed as an owner of such Aircraft Asset on such Schedule has such title to such Aircraft Asset as was conveyed to such Person on its Delivery, free and clear of all Liens created by or through such Person, other than Permitted Liens.

(b) Aircraft Assets Related Documents. Each Aircraft Assets Related Document and each applicable document related to the performance of any Acquisition-Related Services in respect of an Excluded Asset is a legal, valid and binding agreement of the Person within the Company Group that is a party thereto (including by way of assignment or novation) and is enforceable against such Person within the Company Group that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affected the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Accounts. Schedule 4.01(c) (as such Schedule shall be amended by the Company and the Servicer from time to time) sets forth a true and complete list of all bank or other similar accounts and any other accounts relating to the Aircraft Assets (including wire transfer instructions) or otherwise in connection with the Services, with respect to which any Person within the Company Group, or any other agent thereof, has authority.

(d) Organization and Standing.

(i) The Company is a designated activity company incorporated under the laws of Ireland, and each other Person within the Company Group is a corporation duly incorporated, a common law or statutory trust duly created or a limited liability company duly formed and validly existing and, if relevant, in good standing under, the laws of the jurisdiction in which it is legally incorporated, created or formed, respectively, and possesses all franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate or trust name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted and as proposed to be conducted except for such franchises, licenses, permits, authorizations and approvals the failure of which to obtain could not, individually or in the aggregate, have a Material Adverse Effect on the Persons within the Company Group, taken as a whole, or on the Servicer. Each of the Company and each other Person within the Company Group is in compliance in all material respects with all terms and conditions of such franchises, licenses, permits, authorizations and approvals. Schedule 4.01(d) (as such Schedule may be amended by the Company and the Servicer from time to time) sets forth a true and complete list of each Person that is within the Company Group and the jurisdiction in which each such Person within the Company Group is legally organized.

(ii) Each of the Company and each other Person within the Company Group is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties or assets requires qualification except for such jurisdictions where the failure to be so qualified could not, individually or in the aggregate, have a Material Adverse Effect on the Persons within the Company Group, taken as a whole, or on the Servicer.

(e) Authority.

(i) The Company has all requisite power and authority to execute this Agreement and to consummate the transactions and to perform its obligations contemplated thereby. All corporate acts and other proceedings required to be taken by the Company Group to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions and the performance of its obligations contemplated hereby have been duly and properly taken.

(ii) This Agreement is duly and validly executed and delivered the Company, and is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affected the enforcement of creditors’ rights and (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(f) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby nor performance by any Person within the Company Group of any of its obligations thereunder will (i) violate any provision of the constituent documents of any such Person within the Company Group, (ii) violate any order, writ, injunction, judgment or decree applicable to any Person within the Company Group or any of their respective properties or assets, (iii) violate in any material respect any Applicable Law or (iv) result in any conflict with, breach of or default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, credit agreement, warrant or other similar instrument or any license, permit, material agreement or other material obligation to which any Person within the Company Group is a party or by which any Person within the Company Group or any of their respective properties or assets may be bound. No action, consent or approval by, or filing with, any Governmental Authority or any other regulatory or self-regulatory body, or any other Person, is required in connection with the execution, delivery or performance by any Person within the Company Group of this Agreement or the consummation by any Person within the Company Group of the transactions contemplated thereby.

(g) Compliance with Applicable Laws. Each of the Company and each other Person within the Company Group is in compliance in all material respects with all Applicable Laws and any filing requirements relating thereto.

(h) Litigation; Decrees.

(i) There are no claims, actions, suits, arbitrations or other proceedings or investigations (A) pending or, to the knowledge of each of the Company or each other Person within the Company Group, threatened, by or against or affecting the Company or any other Person within the Company Group, which in any case involves a potential loss exceeding $[*] (other than, with respect to Aircraft Assets, which the Company believes in good faith to be fully covered by insurance); or (B) pending, or to the knowledge of each of the Company or each other Person within the Company Group, threatened, by or against or affecting the Company or any other Person within the Company Group, related to the transactions contemplated by this Agreement.

(ii) Each of the Company and each other Person within the Company Group is in compliance in all material respects with each outstanding judgment, order or decree of any Governmental Authority or arbitrator applicable to the Company or any other Person within the Company Group, as the case may be, and no such judgment, order or decree has or could have a Material Adverse Effect on the Company or any other Person within the Company Group, or on the Servicer.

Section 4.02. Servicer Representations and Warranties. The Servicer represents and warrants to the Company on the date of this Agreement as follows:

(a) Authority.

(i) The Servicer is a private company limited by shares duly created under the laws of Ireland and possesses all franchises, licenses, permits, authorizations and approvals necessary under the laws of Ireland to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted and as proposed to be conducted pursuant to the terms of this Agreement except for such franchises, licenses, permits, authorizations and approvals the failure of which to obtain could not, individually or in the aggregate, have a Material Adverse Effect on the Persons within the Company Group, taken as a whole, or on the Servicer. The Servicer has all requisite power and authority to execute this Agreement and to consummate the transactions and to perform its obligations contemplated thereby. All corporate acts required to be taken by the Servicer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions and the performance of its obligations contemplated hereby have been duly and properly taken.

(ii) This Agreement has been duly and validly executed and delivered by the Servicer, and is a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby nor performance by the Servicer of any of its obligations thereunder will (i) violate any provision of the constituent documents of the Servicer, (ii) violate any order, writ, injunction, judgment or decree applicable to the Servicer or any of its properties or assets, (iii) violate in any material respect any Applicable Law or (iv) result in any conflict with, breach of or default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, credit agreement, warrant or other similar instrument or any license, permit, material agreement or other material obligation to which the Servicer is a party or by which the Servicer or any of its properties or assets may be bound. No action, consent or approval by, or filing with, any Governmental Authority or any other regulatory or self-regulatory body, or any other Person, is required in connection with the execution, delivery or performance by the Servicer of this Agreement or the consummation by the Servicer of the transactions contemplated thereby.

(c) Compliance with Applicable Laws of Ireland. The Servicer is in compliance in all material respects with applicable Sanctions, applicable Anti-Money Laundering Laws, all Applicable Laws of Ireland and any filing, licensing or approval requirements in Ireland relating thereto necessary to perform its obligations under this Agreement.

(d) Litigation.

(i) There are no claims, actions, suits, arbitrations or other proceedings or investigations pending, or to the knowledge of the Servicer, threatened by or against or affecting the Servicer related to the transactions contemplated by this Agreement.

(ii) The Servicer is not subject to any judgment, order or decree (other than may exist with respect to any Aircraft Asset) which could have a Material Adverse Effect on the Company or any Person within the Company Group, or on the Servicer.

Section 4.03. Guarantor Representations and Warranties. The Guarantor represents and warrants to the Servicer, on the date of this Agreement and on the date of Delivery of each Aircraft Asset, as follows:

(a) Organization and Standing.

The Guarantor is a corporation incorporated under the laws of the State of Delaware, duly formed and validly existing and in good standing, and possesses all franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate or trust name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted and as proposed to be conducted except for such franchises, licenses, permits, authorizations and approvals the failure of which to obtain could not, individually or in the aggregate, have a Material Adverse Effect on the Guarantor, or on the Servicer. The Guarantor is in compliance in all material respects with all terms and conditions of such franchises, licenses, permits, authorizations and approvals.

(b) Authority.

(i) The Guarantor has all requisite power and authority to execute this Agreement and to consummate the transactions and to perform its obligations contemplated thereby. All corporate acts and other proceedings required to be taken by the Guarantor to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions and the performance of its obligations contemplated hereby have been duly and properly taken.

(ii) This Agreement is duly and validly executed and delivered the Guarantor, and is a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affected the enforcement of creditors’ rights and (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby nor performance by the Guarantor of any of its obligations thereunder will (i) violate any provision of the constituent documents of the Guarantor, (ii) violate any order, writ, injunction, judgment or decree applicable to the Guarantor or any of their respective properties or assets, (iii) violate in any material respect any Applicable Law or (iv) result in any conflict with, breach of or default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, credit agreement, warrant or other similar instrument or any license, permit, material agreement or other material obligation to which the Guarantor is a party or by the Guarantor or any of their respective properties or assets may be bound. No action, consent or approval by, or filing with, any Governmental Authority or any other regulatory or self-regulatory body, or any other Person, is required in connection with the execution, delivery or performance by the Guarantor of this Agreement or the consummation by the Guarantor of the transactions contemplated thereby.

(d) Compliance with Applicable Laws. The Guarantor is in compliance in all material respects with all Applicable Laws and any filing requirements relating thereto.

ARTICLE V

REPORTING, COMMUNICATION AND COORDINATION

Section 5.01. Cooperation.

(a) The Company shall, and shall cause each other Person within the Company Group and their respective Representatives and agents to, at all times cooperate (to the extent reasonably requested by the Servicer) with the Servicer to enable the Servicer to provide the Services, including providing the Servicer with all powers of attorney as may be reasonably necessary or appropriate for the Servicer to perform the Services.

(b) Without prejudice to the generality of sub-section (a) above, upon the entry into this Agreement, the Company shall promptly provide true and correct copies within its possession of all Aircraft Assets Related Documents, to the Servicer and shall provide the Servicer with access to other such documentation and information generated as part of the Company Group’s activities (which correspond to the Services) with respect to the Aircraft Assets simultaneously with or promptly following the entry into this Agreement (and, upon the request by the Servicer, and to the extent practicable, copies thereof) within its possession as is reasonably necessary for the Servicer to perform the Services. Upon request from the Servicer, the Company shall also promptly provide originals within its possession of all Aircraft Assets Related Documents.

Section 5.02. Acquisition-related Services in respect of Excluded Assets.

(a) To the extent that the Company (or any Person within the Company Group) is remarketing an Excluded Asset for re-lease, such that it may cease to be an Excluded Asset following a successful remarketing, the Company, or any other Person within the Company Group, and the Servicer may mutually agree that the Servicer shall provide some or all of the Services in relation to such Aircraft or Orphan Engine following or in connection with such remarketing.

(b) The Company may, from time to time during the Term, request the Servicer to provide acquisition services analogous to the services described in the “Aircraft Acquisitions” Section of Schedule 2.02(a) (but for the avoidance of doubt, no other services), in respect of certain Excluded Assets (the “Acquisition-Related Services”) on behalf of the Company Group. If the Servicer accepts such engagement, the Servicer’s provision and the Company Group’s receipt of any Acquisition-Related Services shall be deemed part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement, provided that, for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Servicer’s appointment with respect to such Acquisition-Related Services shall not be subject to the exclusivity obligations or restrictions contained in this Agreement.

Section 5.03. Timely Response and Communication. The Company shall, and shall cause each other Person within the Company Group and their respective agents to, ensure that:

(a) at all relevant times there is and will continue to be made reasonably available for access by the Servicer at least three (3) Company Designated Representatives for the purposes of issuing any instructions or directions to the Servicer or of responding to any requests made by or on behalf of the Servicer (and make available such Company Designated Representatives’ contact details to the Servicer promptly following the designation of any Company Designated Representative and when requested by the Servicer from time to time);

(b) without prejudice to the generality of the foregoing, such written instructions, approvals or directions as the Servicer reasonably requests and determines to be appropriate in connection with the performance of the Servicer’s obligations hereunder are provided to the Servicer on a timely basis; and

(c) such other information as is necessary for the Servicer’s performance of the Services is on a timely basis furnished to the Servicer, including without limitation, any information reasonably requested by the Servicer relating to the Company Retained Activities necessary for the Servicer to perform the Services.

(d) Nothing in this Section 5.03 shall be construed to oblige the Company or any Person in the Company Group to approve any matter or action (or direct or instruct the Servicer to undertake any matter or action) which would result in the violation of any Applicable Law by the Company or such Person, respectively.

Section 5.04. Quarterly Meetings. Without prejudice to Section 5.03, one or more of the Company Designated Representatives and one or more of the Servicer Designated Representatives shall meet (in person or by video conference) not less than once in each Quarter to discuss the coordination of the Services between the Parties and with the other Persons within the Company Group and any material matters identified in the Reporting Framework.

Section 5.05. Lessee and Other Third Party Communications. (a) The Company shall, and shall cause each other Person within the Company Group to, forward promptly to the Servicer a copy (or, if such communication is oral and from a Lessee or Aircraft Asset purchaser, notify the Servicer by prompt oral or written notice and, if oral notice, confirmed in writing as soon as reasonably practicable) of any written communication received from any Person (including any Person under any Aircraft Assets Related Document) in relation to any Aircraft Asset (or, with respect to any Acquisition-Related Services, the applicable Excluded Asset) or oral communication received from a Lessee or Aircraft Asset seller or purchaser in relation to any Aircraft Asset (or, with respect to any Acquisition-Related Services, the applicable Excluded Asset).

(b) In furtherance of the foregoing, the Parties acknowledge and agree that the Servicer shall communicate directly or otherwise have direct dealings with Lessees of an Aircraft Asset and manufacturers of an Aircraft Asset (each such manufacturer being an “OEM”) to the extent that such communication and/or dealings constitutes, or involves taking any action that would constitute, the provision or performance of any Services, and notwithstanding any other provision of this Agreement without the consent of the Servicer, the Company shall not, and shall not permit any Person within the Company Group or any agent of any thereof, to, communicate directly or otherwise have any direct dealings with any Lessee, OEM, continuing airworthiness management organization (“CAMO”), provider of maintenance, repair, and overhaul services (“MRO”), aviation authority or any other relevant third party with respect to any Aircraft Asset to the extent that such communication or other dealing constitutes, or involves taking any action that would constitute, the provision or performance of any Services.

(c) For the avoidance of doubt, nothing in this Section 5.05 shall prevent the Company, or any Person within the Company Group, or any agent of any thereof, from communicating or dealing directly with Lessees, OEMs, CAMOs, MROs, aviation authorities or other actual or potential counterparties or Representatives of a Person in the Company Group solely to the extent that such communication or dealings (i) are required for the conduct of Company Retained Activities or (ii) relate to the performance of the Services by a Conflict Representative or (iii) relate to performance of the Services by a Replacement Servicer in the event that (A) a written notice of non-renewal of this Agreement is provided pursuant to Section 10.01 of Article X, (B) the Company provides a Termination Notice to the Servicer pursuant to Section 10.02 of Article X, or (C) this Agreement otherwise expires or is terminated in accordance with Article X or (D) without duplication, where the relevant circumstances described in Section 2.02(b) above have arisen.

Section 5.06. Access to Company Group Information.

[*].

Section 5.07. Quarterly Meeting Directions.

[*].

Section 5.08. Reporting Framework.

The Servicer shall adopt the Reporting Framework and, in furtherance thereof, provide to the Company the information and reports described in Schedule 5.08 at the frequencies and in the formats described therein.

ARTICLE VI

SERVICER UNDERTAKINGS

Section 6.01. Access. (a) Subject to the proviso set out below, the Servicer shall grant, and shall cause any Servicer Delegate to grant, to the Company Group and their auditors, independent insurance brokers, legal or other professional advisors and any Independent Representatives, access to the documents and other records generated by the Servicer (and in its possession) as part of its performance of the Services (exclusive of internal correspondence, approval materials, internal evaluations and similar documents or other records developed by the Servicer or any of its Affiliates for their own use) or by a Lessee and delivered to the Servicer related to the Aircraft Assets (copies of which the Company shall (at its expense) be entitled to retain), provided that such access shall be granted only:

(i) upon reasonable request from the Company, including reasonable notice;

(ii) not more than once per Year in aggregate, with respect to the Company Group taken as a whole;

(iii) at reasonable times during the Servicer’s normal business hours;

(iv) to any Person other than a member of the Company Group if that Person is not a Representative of a Competitor and that Person is party to a confidentiality agreement reasonably acceptable to the Servicer;

(v) to the extent necessary to enable the Company to monitor the performance by the Servicer under this Agreement or to otherwise discharge the Company’s or a member of the Company Group’s obligations under Applicable Law.

(b) Upon reasonable prior written notice and at reasonable times (in any event not more than an aggregate, with respect to the Company Group taken as a whole, of two (2) times per Year or such greater number as the Servicer and the Company may mutually agree in order to facilitate evaluation by the Board of the Company of matters for which the Servicer has requested approval, which the Company requires to be considered by its Board), the Servicer shall make one (1) or more (such number to be determined by the Servicer in its sole discretion) members of its management available to attend (including by telephone) meetings of the Board of the Company to give an update on the Services (in addition to the meetings described in Section 5.07). Participation in discussions on matters of strategic importance with the Servicer at any of the meetings of the Board of the Company attended by the Servicer shall be limited to members of the Board of the Company. Any out-of-pocket expenses incurred by the Servicer in connection with attending any meeting of the Board of the Company pursuant to this Section 6.01 shall be reimbursed by the Company.

(c) The Servicer will ensure that at all relevant times there is and will continue to be made available for access by the Company at least three (3) Servicer Designated Representatives for the purposes of responding to any requests made by or on behalf of the Company (and make available such Servicer Designated Representatives’ contact details to the Company promptly following the designation of any Servicer Designated Representative and when requested by the Company from time to time).

Section 6.02. Compliance with Law. The Servicer shall, in performing the Services under this Agreement, comply in all material respects with all Applicable Laws.

Section 6.03. Commingling. The Servicer shall not commingle, with its own funds or the funds of other Persons for which it acts as lease servicer or service provider, any funds of any Person within the Company Group from time to time in its possession.

Section 6.04. Corporate Formalities. During the term of this Agreement, the Servicer will observe all corporate formalities necessary to remain a legal entity separate and distinct from, and independent of, each Person within the Company Group and will maintain its assets, liabilities, funds, records, books and accounts separate and distinct from those of each Person within the Company Group.

Section 6.05. Separateness Covenants. In connection with providing the Services, the Servicer shall: (a) perform its obligations in the ordinary course of its business as a legal entity separate from each Person within the Company Group, (b) conduct its business in its own name and not in the name of any Person within the Company Group, (c) other than as permitted or required by this Agreement, not pay or agree to pay or become liable for any debt of any Person within the Company Group, (d) not hold itself out as a division of any Person within the Company Group or as any Person within the Company Group being a division of it, and (e) not induce any third party to rely on the creditworthiness of any Person within the Company Group in order that such third party will be induced into contract with the Servicer.

Section 6.06. Operating Guidelines. [*].

ARTICLE VII

UNDERTAKINGS OF THE COMPANY

Section 7.01. Related Document Amendments. The Company shall not take, and shall not permit any other Person within the Company Group to take, any action that would increase in any respect the scope, nature or level of the Services to be provided under this Agreement without the Servicer’s express prior written consent (other than actions that result in an Excluded Asset becoming an Aircraft Asset in accordance with the terms hereof), including by entering into, amending, modifying or supplementing any Aircraft Assets Related Document (it being understood that (a) the Servicer shall have no liability to any Person directly or indirectly arising out of, in connection with or related to, the Servicer’s failure to perform such increased Service prior to any such amendment, modification or supplement being consented to in writing by the Servicer and (b) no Person within the Company Group shall be permitted to engage another Person to perform the affected Service without the prior written consent of the Servicer).

Section 7.02. Ratification. Subject to the Transaction Approval Requirements, the Company hereby ratifies and confirms and agrees to ratify and confirm (and shall cause each other Person within the Company Group to do the same) (and shall furnish written evidence thereof upon request of the Servicer) whatever the Servicer does in accordance with this Agreement in the exercise of any of the powers or authorities conferred upon the Servicer under the terms of this Agreement, and waives any right to challenge any such matters; provided that in no event shall any Person in the Company Group be required to take, ratify or confirm any action if doing so would result in such Person violating any Applicable Law.

Section 7.03. Further Assurances. The Company agrees, and shall cause each other Person within the Company Group and their respective agents to agree, that, at any time and from time to time, upon the written request of the Servicer, it will execute and deliver such further documents and do such further acts and things as the Servicer may reasonably request in order to effect the purposes of this Agreement; provided that in no event shall any Person in the Company Group be required to execute or deliver any documentation or take any action (or fail to take any action) if doing so would result in such Person violating any Applicable Law.

Section 7.04. Transfer of Funds

The Company agrees and shall cause each other Person within the Company Group and their respective agents, to cooperate with the Servicer to the extent necessary to cause funds to be transferred into or out of the various bank or other similar accounts in order for the various payments from Lessees or other counterparties (including, without limitation, maintenance, repair and overhaul providers, where applicable) to be applied, or to Lessees or other counterparties (including, without limitation and if applicable, reimbursement of any Utilization Rent or other contributions, return or application of any Deposit payments (or drawings or demands under letters of credit or guarantees in lieu or in respect thereof) payment of any airworthiness directive or mandatory order contribution payments and any redelivery adjustment payments due from the Company (or the relevant Person within the Company Group) to be made, on a timely basis (and, in any event, within three (3) Business Days of the Servicer’s request, if applicable) in accordance with the requirements of the relevant Aircraft Assets Related Documents and consistent with the instructions of such Lessees or other counterparties, but always subject to Applicable Law.

Section 7.05. Performance of Obligations. The Company shall, and shall cause each of the Persons within the Company Group to, cause the due performance of each of its or their obligations under each Aircraft Asset Relevant Document as and when any such performance is due in accordance with its terms.

Section 7.06. Commingling. The Company shall not commingle, with its own funds or the funds of other Persons within the Company Group, any funds of the Servicer from time to time in its possession.

Section 7.07. Corporate Formalities. During the term of this Agreement, the Company and each Person within the Company Group will observe all corporate formalities necessary to remain a legal entity separate and distinct from, and independent of, the Servicer and will maintain its assets, liabilities, funds, records, books and accounts separate and distinct from those of the Servicer.

Section 7.08. Separateness Covenants. Notwithstanding the appointment of the Servicer to perform the Services and the related delegation of authority and responsibility to the Servicer pursuant to this Agreement, each of the Company and each other Person within the Company Group shall continue to have and exercise, real and effective central control and management of all strategic matters related to its ongoing business, operations, assets and liabilities, and each of the Company and each other Person within the Company Group shall at all times conduct its separate ongoing business in such a manner that the same shall at all times be readily identifiable from the separate business of the Servicer. The Company shall, and shall cause each of the Persons within the Company Group to, in all dealings with the Aircraft Assets: (a) perform its obligations in the ordinary course of its business as a legal entity separate from the Servicer, (b) conduct its business in its own name and not in the name of the Servicer, (c) other than as permitted or required by this Agreement, not pay or agree to pay or become liable for any debt of the Servicer,

(d) not hold itself out as a division of the Servicer, (e) not induce any third party to rely on the creditworthiness of the Servicer in order that such third party will be induced into contract with the Company or any Person within the Company Group.

ARTICLE VIII

COMPANY GROUP CONTROL

Section 8.01. Budget. (a) The Company shall adopt with respect to each Year (other than with respect to the Year ending December 31, 2026), in accordance with Sections 8.01(b), (c) and (d), a single budget with respect to all Aircraft Assets (the “Budget”) comprising the lease operating budget and any Aircraft Asset expenses.

(b) In respect of each Year, it is understood that the Company shall prepare on behalf of the Company Group, and not later than October 15 of the Year immediately preceding the commencement of such Year deliver to the Servicer (other than with respect to the Year ended December 31, 2025), a proposed Budget for such Year together with reasonably detailed information regarding the assumptions underlying such proposed budgets.

(c) [*].

(d) [*].

(e) [*].

(f) [*].

Section 8.02. Transaction Approval Requirements. (a) Without limitation of any requirement to obtain the consent or approval of the Board of the Company or any Investor for any matter under the Investors Agreement, the Servicer shall not do any of the following without the prior written approval of the Executive Management Team (the “Transaction Approval Requirements”):

(i) [*].

(ii) [*].

(iii) [*].

(iv) [*].

(v) [*].

(vi) [*].

(vii) [*].

(viii) [*].

(b) [*].

(c) [*].

Section 8.03. Other Transactions. Except as set forth in Section 8.02(a) and without limiting the provisions of Section 8.01, no transaction entered into, or action taken or omitted, by the Servicer on behalf of any Person within the Company Group in connection with the performance by the Servicer of the Services shall require the approval of any Person within the Company Group or the Executive Management Team or the Board of the Company.

Section 8.04. Directions. The Servicer may (but is not obliged to) seek any approval, instruction or direction from the Company with respect to any matter related to the Services or the Aircraft Assets to the extent that the Servicer believes to be appropriate and, pending the Servicer’s receipt of any such approval, instruction or direction, the Servicer may refrain from taking any action with respect to the matter for which the Servicer has sought approval or direction.

Section 8.05. Company Retained Activities. The Servicer shall have no obligations or liabilities with respect to the matters set forth in Schedule 8.05 (the “Company Retained Activities”). As between the Parties, the Company (or another Person within the Company Group, as applicable) shall be solely responsible for the performance of all Company Retained Activities (including in respect of the Aircraft Assets), and the Servicer’s prior written consent is not required with respect to the appointment by any Person within the Company Group of any legal, accounting or other similar service providers to perform or provide services in relation to any activities not included within the Services (including any Company Retained Activities) in respect of any Aircraft Asset. Notwithstanding the foregoing limitation of liability or any similar provision of Schedule 8.05, the Servicer shall, upon written request by the Company, provide any documents held by, or information available to, the Servicer in relation to the Aircraft Assets that is reasonably required to permit the Company to conduct the Company Retained Activities (including, without limitation, appropriate contacts details of actual or prospective counterparties to allow the Company to conduct such Company Retained Activities).

Section 8.06. Additional Leasing Parameters. [*].

ARTICLE IX

SERVICING FEES; EXPENSES; TAXES;

PRIORITY OF SERVICING FEES

Section 9.01. Servicing Fees. [*]

(b) [*].

(c) [*].

Section 9.02. Rent Fees. [*]:

(a) [*].

(b) [*].

Section 9.03. Sales Fee. [*].

Section 9.04. Acquisition Fee. [*].

Section 9.05. Expenses.

(a) The Servicer shall be responsible for, and shall not be entitled to reimbursement for, the Servicer’s overhead expenses set forth in Schedule 9.05(a) (“Overhead Expenses”).

(b) The Company shall be responsible for, and shall at the Servicer’s option pay directly (or procure the direct payment of) or reimburse (or procure the reimbursement of) the Servicer for, all reasonably incurred and documented out-of-pocket costs and expenses incurred by the Servicer in connection with performing the Services (other than Overhead Expenses), including those costs and expenses set forth in Schedule 9.05(b) (“Services Expenses”). Nothing contained in this Agreement shall be deemed to impose on the Servicer any obligation to advance any of its own funds for any Services Expenses.

(c) If the Servicer proposes to incur costs or expenses in connection with performing the Services (other than Overhead Expenses) (i) for an amount in excess of $[*] (or the equivalent thereof in the currency in which such obligation is payable) or (ii) at any time when a default in respect of the payment of any amount due from the Company under this Agreement shall have occurred and be continuing for a period in excess of [*] Business Days, the Company shall, on the Servicer’s written request, pay or procure payment of such costs or expenses in advance or otherwise make the funds available for payment of such costs or expenses to the satisfaction of the Servicer. If such advance payment is not made or such funds are not otherwise made available, notwithstanding any other provision in this Agreement, the Servicer shall be relieved of its obligation to provide or arrange for the provision of such goods or services in respect of the Aircraft Assets for which such goods or services were to be provided but shall otherwise continue to perform its obligations under this Agreement and shall continue to be entitled to receive the Servicing Fees in respect of such Aircraft Asset.

Section 9.06. Taxes.

(a) All amounts payable by or on behalf of the Company pursuant to this Agreement shall be payable exclusive of any applicable value added tax or similar indirect taxes, which value added tax or similar indirect taxes, if payable, shall also be payable by the Company. If such value added tax or similar indirect taxes are payable, the Servicer will provide a valid value added tax or similar indirect taxes invoice. Amounts, if any, payable to the Company by an Indemnified Party pursuant to this Agreement shall be inclusive of value added tax save to the extent such Indemnified Party is entitled to recover (by way of repayment, credit or set off) the whole or any part of such value added tax. Where it is so entitled, at the request of the Company, value added tax shall be payable in addition thereto on production of a valid value added tax invoice but payment of the value added tax element shall not fall due until the latest possible date before the date on which such Indemnified Party shall receive such repayment, credit or set off (and such Indemnified Party shall be obligated to use reasonable endeavors (taking into account its overall tax position) to obtain such repayment, credit or set off as soon as possible); provided, however, that to the extent such payment of the value added tax element shall fall due prior to such date of receipt pursuant to Applicable Law, the Company shall make such Indemnified Party whole on an After-Tax Basis for any resulting loss of the time value of funds.

(b) The Company, on an After-Tax Basis, shall pay and indemnify and hold the Indemnified Parties harmless from all Taxes imposed, levied or assessed against or upon a Taxpayer or any Indemnified Parties by any Governmental Authority upon or with respect to this Agreement or any payment pursuant hereto or resulting from the matters or activities described therein other than (except to the extent required to make any payment on an After-Tax Basis):

(i) payroll, social security, health care and employment Taxes of such Indemnified Party;

(ii) Taxes that are based on or measured by the net income (including any alternative minimum or base erosion Taxes imposed in addition to or in lieu hereof), net profits, net receipts, net worth, franchise, capital gain or conduct of business of such Indemnified Party (or any fiscal unity, combined or consolidated group of which such Indemnified Party is a member or forms a part);

(iii) Taxes payable by such Indemnified Party by reason of such Indemnified Party’s (or its Affiliates’) direct or indirect, legal or beneficial ownership of any equity or other interests in or of the Company that would not otherwise have been imposed upon or with respect to this Agreement or any payment pursuant hereto or resulting from the matters or activities described therein;

(iv) Taxes attributable to events or conditions arising before the date of this Agreement or after the termination or expiration of this Agreement;

(v) Taxes imposed upon such Indemnified Party resulting from such Indemnified Party failing to comply with certification, information, documentation, reporting or similar requirements concerning the nationality, residence, identity or connection with the jurisdiction imposing such Taxes if such Indemnified Party was aware of the requirement to comply and the Company has provided timely notification to the Indemnified Party in writing of such requirement and such Indemnified Party’s compliance is required by Applicable Law or treaty as a precondition to relief or exemption from such Taxes and such Indemnified Party was eligible for such relief or exemption, unless such failure to comply was due to failure of the Company to provide reasonable assistance in complying with such requirement;

(vi) Taxes which are imposed pursuant to the U.S. Foreign Account Tax Compliance Act;

(vii) Taxes which arise from a change of residence for tax purposes of the Servicer that would not otherwise have been imposed upon or with respect to this Agreement; and

(viii) Taxes that are finally adjudicated to have been imposed as a result of the gross negligence or willful misconduct of such Indemnified Party;

provided, however, that the preceding sub-clauses (i) and (ii) shall only limit the Company’s obligation to indemnify and hold harmless the Indemnified Parties for any such Taxes that would not have been imposed but for any connection of the Indemnified Party or any Affiliate thereof with the jurisdiction imposing such Taxes (other than any such connection that results from activities of such Indemnified Party or any Affiliate relating to this Agreement or resulting from the matters or activities described therein which activities are located in such jurisdiction by reason of the location of (A) a specific Lessee or sub-Lessee of any Person within the Company Group, (B) an Aircraft, Engine or any Part owned or to be acquired by any Person within the Company Group or (C) any other Person (other than any Indemnified Party) with whom any Person within the Company Group may be engaging, or contemplating engaging, in a commercial relationship).

(c) In the event any Taxes with respect to which the Company has an indemnification responsibility under this Section 9.06 are levied on any Indemnified Party, or any Indemnified Party is required by law or otherwise to pay any such Taxes in the first instance or as a result of a Person or Persons within the Company Group’s failure to comply with, or nonperformance in relation to, any Applicable Law or regulations governing the payment thereof by such Person or Persons within the Company Group, the Company shall pay or cause to be paid to such Indemnified Party an amount calculated on an After-Tax Basis equal to the amount of such Taxes within [*] Business Days after receipt from such Indemnified Party of any written request for such payment but not later than [*] Business Day before the due date for such Taxes (provided that, where such Taxes are being contested in good faith by appropriate proceedings, such Taxes will be paid promptly (and in any event not later than [*] Business Days before the due date) following a final determination that such Taxes are due and payable). [*].

(d) If any Indemnified Party shall obtain a refund of all or any part of any Tax paid by the Company such Indemnified Party shall, provided no default by the Company in the payment of any amount due hereunder, has occurred and is continuing, pay the Company an amount equal to the amount of such refund, including interest received or credited and attributable thereto, plus any net Tax benefit (or minus any net Tax detriment) realized by such Indemnified Party as a result of a payment made pursuant to this sentence or as a result of the receipt or accrual of such refund, including interest received or credited and attributable thereto. If any Indemnified Party shall have paid to the Company any refund of all or part of any Tax paid by the Company and it is subsequently determined that such Indemnified Party was not entitled to the refund, such determination shall be treated as the imposition of a Tax for which the Company is obligated to indemnify such Indemnified Party pursuant to the provisions of this Section 9.06.

(e) If any claim or demand is asserted in writing with respect to a Tax indemnified hereunder, such Indemnified Party shall in good faith notify the Company of such claim or demand within [*] Business Days of receipt thereof; provided, however, that failure to give such notification shall not affect such Indemnified Party’s entitlement to indemnification hereunder unless and only to the extent such failure shall materially and adversely prejudice the ability of the Company to defend itself or any Indemnified Party against any such action, claim, demand, proceeding or suit. If the Company shall so request within [*] days after receipt of such notice, such Indemnified Party shall in good faith at the Company’s expense contest the imposition of such Tax; provided, however, that such Indemnified Party may in its sole discretion select any applicable forum for such contest and determine whether any such contest shall be by (i) resisting payment of such Tax, (ii) paying such Tax under protest or (iii) paying such Tax and seeking a refund thereof; provided further, however, that at such Indemnified Party’s option such contest shall be conducted by the Company in the name of such Indemnified Party (subject to the preceding proviso) (it being understood that the Company shall not be permitted to contest the imposition of such Tax in the name of such Indemnified Party without the prior written consent of such Indemnified Party). In no event shall such Indemnified Party be required or the Company be permitted by such Indemnified Party to contest the imposition of any Tax for which the Company is obligated to indemnify pursuant to this Section 9.06 unless (A) such Indemnified Party shall have received from the Company (x) an indemnity reasonably satisfactory to such Indemnified Party for any liability, expense or loss arising out of or relating to such contest and (y) an opinion of tax counsel to the Company furnished at the expense of the Company to the effect that a reasonable basis exists for contesting such claim; (B) the Company shall have agreed to pay such Indemnified Party on demand all reasonable costs and expenses that such Indemnified Party may incur in connection with contesting such claim (including all costs, expenses, losses, reasonable legal and accounting fees, disbursements, penalties, interest and additions to tax); (C) the Company shall be in compliance with all of their obligations under this Agreement and shall have acknowledged, in a manner reasonably satisfactory to the Servicer, its liability hereunder to indemnify the Indemnified Parties in respect of such Tax; (D) such Indemnified Party shall have determined that the action to be taken will not result in a material risk of sale, forfeiture or loss of, or the creation of any Lien (except if the Company shall have adequately bonded such Lien or otherwise made provision to protect the interests of such Indemnified Party in a manner reasonably satisfactory to such Indemnified Party) on any property or rights of such Indemnified Party, or any portion thereof or any interest therein; and (E) if such contest shall be conducted in a manner requiring the payment of the claim, the Company shall have paid the amount required. Notwithstanding anything contained in this Section 9.06, an Indemnified Party shall not be required nor shall the Company be permitted by such Indemnified Party to contest or continue to contest in the name of an Indemnified Party the imposition of any Tax for which the Company is obligated to indemnify pursuant to this Section 9.06 if such an Indemnified Party shall waive in writing its rights to indemnification under this Section 9.06 with respect to such Tax. With respect to any claim the contest of which is conducted by an Indemnified Party under this Section 9.06(d), provided that the requirements of clauses (A) through (E) of the second sentence have been satisfied in respect of the contest of such claim, such Indemnified Party shall notify the Company in writing of any potential settlement or compromise of such claim before such Indemnified Party agrees to such settlement or compromise and, if the Company promptly (and, in any event, within [*] Business Days following such notification) instructs the Indemnified Party in writing not to agree to such settlement or compromise based on the Company’s good faith, commercially reasonable discretion, then such Indemnified Party shall not agree to such settlement or compromise.

(f) All amounts in respect of Servicing Fees and reimbursement of Services Expenses payable by or on behalf of the Company pursuant to this Agreement shall be made without set-off or counterclaim and free and clear of and without deduction for or on account of all Taxes unless the Company is required by law to make any such deduction or withholding. If any Taxes, by reason of a change in Law, treaty or administrative practice publicly announced after the date hereof, are required to be deducted or withheld from [*] payable by or at the behest of any United States Subsidiary of the Company pursuant to this Agreement, the Company shall:

(i) pay to the Person entitled to such payment such additional amounts, in the same currency as such payment as may be necessary in order that the amount of such payment received by such Person on the date of such payment, after deduction or withholding for all such Taxes, will be equal to the amount that such Person would have received if such Taxes had not been deducted or withheld;

(ii) pay to the relevant authority within the period for payment permitted by Applicable Law the full amount of the deduction or withholding; and

(iii) provide to the Servicer evidence of payment to the relevant authority of all amounts deducted or withheld as aforesaid.

ARTICLE X

TERM; RIGHT TO TERMINATE; RESIGNATION;

CONSEQUENCES OF EXPIRATION, TERMINATION,

RESIGNATION OR REMOVAL; SURVIVAL

Section 10.01. Term. This Agreement shall have an initial term commencing on the Closing Date and ending on the date that is the [*] anniversary thereof (the “Initial Term”), which Initial Term shall automatically renew for successive [*]-year periods (each such [*]-year period, a “Renewal Term” and, together with the Initial Term, the “Term”) unless and until the Company or the Servicer provides the other Party with written notice of non-renewal at [*] year prior to the end of the Initial Term or the then-current Renewal Term, as applicable. During the Term, this Agreement shall not be terminable by either Party except as expressly provided in this Article X.

Section 10.02. Right to Terminate. (a) At any time during the term of this Agreement, the Servicer shall in accordance with Section 10.02(c) be entitled to terminate this Agreement if:

(i) [*]; or

(ii) [*]; or

(iii) [*]; or

(iv) [*]; or

(v) [*]; or

(vi) [*]; or

(vii) [*]; or

(viii) [*].

(b) At any time during the term of this Agreement, the Company shall be entitled to terminate this Agreement if:

(i) [*]; or

(ii) [*]; or

(iii) [*]; or

(iv) [*]; or

(v) [*].

(c) [*].

Section 10.03. Partial Termination. If:

(a) [*];

(b) [*]; or

(c) [*]

[*].

Section 10.04. Consequences of Expiration, Termination, Resignation or Removal.

(a) Accrued Rights. [*].

(b) Replacement Servicer. (i) [*].

(ii) [*].

(c) Payment of Fees and Expenses.

(i) [*].

(ii) [*].

(d) Notices. (i) Upon the expiration or termination of this Agreement in accordance with this Article X, or upon the resignation by the Servicer with respect to the performance of the Services for any or all of the Aircraft Assets or, in connection with any Acquisition-Related Services, any Excluded Assets, the Servicer will promptly forward to the Company any notices, reports and communications received by it from any relevant Lessee during the one (1) year immediately after expiration, termination, resignation or removal.

(ii) The Company will notify promptly each relevant Lessee and any relevant third party of the termination, resignation or removal of the Servicer under this Agreement in relation to any of the Aircraft Assets and will request that all such notices, reports and communications thereafter be made or given directly to the Replacement Servicer and the Company.

(e) Transition. [*].

Section 10.05. Survival. [*].

ARTICLE XI

INDEMNIFICATION

Section 11.01. Indemnity. (a) Notwithstanding any other provision of this Agreement but subject to 11.01(c) below, the Company assumes liability for, and hereby agrees to jointly and severally indemnify and hold harmless on an After-Tax Basis each of the Indemnified Parties from any and all Losses (other than Taxes, it being understood indemnification for Taxes is addressed in Section 9.06) that may be imposed on, incurred by or asserted against any Indemnified Party directly or indirectly arising out of, in connection with or related to this Agreement or the performance of the Services (including any action which the Servicer is requested to take or requested to refrain from taking by the Company Group) or from errors in judgment or omissions by the Servicer under this Agreement or otherwise with respect to the provision of services or otherwise by the Servicer under this Agreement; provided, however, that such indemnity shall not apply to the extent that such Losses are finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Servicer (or a Servicer Delegate, but only in respect of the Services delegated to it) in respect of its obligation to apply the Standard of Care or the Conflicts Standard in respect of its performance of the Services.

(b) Each Indemnified Party agrees to give the Company prompt notice of any action, claim, demand, discovery of fact, proceeding or suit for which the applicable Indemnified Party intends to assert a right to indemnification under this Agreement; provided, however, that failure to give such notification shall not affect such Indemnified Party’s entitlement to indemnification under this Section 11.01 except to the extent such failure results in actual material prejudice to the Company or the Guarantor with respect to the action, claim, demand, discovery of fact, proceeding or suit for which a right of indemnification is sought.

(c) Procedures for Defense of Claim:

(i) [*].

(ii) [*].

(iii) [*].

(iv) [*].

(v) [*].

(vi) [*].

Section 11.02. Waiver of Certain Claims; Special Indemnity. The Company does hereby (a) assume liability for and agree to indemnify and hold harmless on an After-Tax-Basis, in accordance with the provisions of this Article XI, each of the Indemnified Parties from any and all Losses that may be imposed on, incurred by or asserted against any Indemnified Party directly or indirectly arising out of, in connection with or related to any claims of shareholders or creditors of any Person within the Company Group and any claims (“Shadow Director/Related Company Claims”) that may be made by or on behalf of any Person against any Indemnified Party which are based on any Indemnified Party being (or allegedly being) a shadow director of, or a related company to, any Person within the Company Group under applicable Irish law or any similar concept under any other Applicable Law; (b) waive, and shall cause each other Person within the Company Group to waive, any and all Shadow Director/Related Company Claims that may be made by or on behalf of any Person within the Company Group against any Indemnified Party; (c) agree not to sue, and to cause each other Person within the Company Group not to sue, upon any such Shadow Director/Related Company Claims; and (d) agree that any amounts awarded to or received by any Person within the Company Group arising out of or related to any such Shadow Director/Related Company Claims (whether such claims were made by or on behalf of any Person within the Company Group or by a third party (including any liquidator)) shall be paid over to the applicable Indemnified Party.

Section 11.03. Continuing Liability under Other Agreements. The Servicer understands, acknowledges and agrees that any limitation on the liability of the Servicer under this Agreement is not intended to, and shall not be construed to, limit the liability of SMBC Aviation Capital or any of its Affiliates under any other Agreement (the “Other Agreements”), including, without limitation, (i) [*], (ii) [*] and any documents, instruments or agreements entered into in connection therewith, and (iii) any agreement (other than the Servicing Agreement) in respect of the sale, lease, provision of services for any Aircraft, Engines or Aircraft equipment. Any liability of SMBC Aviation Capital or any of its Affiliates under any Other Agreement shall not give rise to any claim for indemnification in favor of any Indemnified Party under this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Assignment and Delegation. Neither Party shall assign, delegate or subcontract this Agreement or all or any part of its rights or obligations hereunder to any Person without the prior written consent of all other Parties; provided, however, that (i) the Servicer may delegate or subcontract all or any part of its obligations to any Person without the prior written consent of the Company (a “Servicer Delegate”); (ii) the foregoing provisions on assignment and delegation shall not limit the ability of the Servicer to contract with any Person, including any of its Affiliates, for Services provided under this Agreement (subject to the terms hereof) and (iii) the Servicer may assign its right to receive compensation for the performance of all or any part of the Services without the prior written consent of the Company. Any assignment, delegation or contract pursuant to this Section 12.01 shall not require any approval pursuant to Section 8.02 and no assignment, delegation or contract pursuant to this Section 12.01 shall release the Servicer from (and the Servicer shall remain primarily liable under this Agreement for) its obligations hereunder.

Section 12.02. Documentary Conventions. The Documentary Conventions shall govern this Agreement.

Section 12.03. Power of Attorney. The Company shall and shall cause each other Person within the Company Group, to appoint the Servicer and its successors, and its permitted designees and assigns, as their true and lawful attorney-in-fact pursuant to the form of Power of Attorney attached as Schedule 12.03 to this Agreement (with such modifications as are necessary under the laws of the jurisdictions in which such Persons are organized). All services to be performed and actions to be taken by the Servicer pursuant to this Agreement shall be performed for and on behalf of the Company. The Servicer shall be entitled to seek and obtain from the Company (and/or any other Person within the Company Group as appropriate) a power of attorney in respect of the execution of any specific action as the Servicer deems appropriate.

Section 12.04. Certain Information.

(a) Subject to Section 12.04(b), each of the Parties agrees that any information received by a Party pursuant to the terms of this Agreement is confidential and will not be disclosed by such Party to third parties without the written consent of the other Party.

(b) Notwithstanding Section 12.04(a) and without prejudice to Section 12.04(c), the Parties shall be entitled, without any consent referred to therein, to disclose the information referred to therein: (i) in the case of the Servicer only, on a confidential basis to its Affiliates or Representatives, (ii) as required by any Applicable Laws or statute, court or administrative order or decree or governmental ruling or regulation or to any Governmental Authority having jurisdiction over either Party or by any subpoena or similar legal process, (iii) on a confidential basis, to the auditors, independent insurance brokers, legal or other professional advisors of either Party, (iv) if any of the same is or shall become publicly known other than as a result of a breach by such Party of this Section 12.04, (v) if such disclosure is necessary to effect any registration of any Aircraft or Engine with any relevant authority, (vi) if such information was thereafter lawfully received by such Party (or its Representative) from a third party that, to such Party’s (or its

Representative’s) knowledge, was not under an obligation of confidentiality to the other Party, (vii) to the extent required by the terms of this Agreement or (viii) to the extent that such information has been independently developed by the disclosing Party without reference to any information provided pursuant to, or in connection with, this Agreement (ix) by the Company or its Representative to any rating agency to the extent required in connection with rating the Company or the Guarantor, or any of the Company’s direct or indirect shareholders, or any of such Person’s debt or other securities, (x) to such other Persons as reasonably necessary for the purposes of asserting or defending of any claim or dispute under this Agreement, (xi) to any Replacement Servicer, Conflict Representative, or, in the case of the Company or the Guarantor to any Person providing services in respect of the Excluded Assets to the extent necessary or desirable to provide such services and (xii) in the case of the Company and any member of the Company Group only, (A) any information on a confidential basis to its Subsidiaries and (B) the information contemplated by Section 5.01 (Information Requirements) of the Investor Agreement to the Investors on the basis of the restrictions set out in Section 5.02 (Confidentiality) of the Investor Agreement.

(c) The Parties agree:

(i) [*]; and

(ii) [*]; and

(iii) [*].

Section 12.05. Guarantee.

(a) The Guarantor hereby irrevocably and unconditionally:

(i) guarantees, as a primary obligation, to the Servicer and its Affiliates the due and punctual payment to the Servicer by the Company of all monies due from the Company hereunder and will pay to the Servicer from time to time, on the first Payment Date falling at least [*] Business Days after written demand therefor, any and every sum of money which the Company shall at any time be liable to pay to the Servicer hereunder; and

(ii) agrees, as a primary obligation, to jointly and severally indemnify the Servicer from time to time on demand from and against any Losses incurred by the Servicer as a result of any obligation of the Company to pay to the Servicer any amounts hereunder being or becoming void, voidable, unenforceable or ineffective as against the Company, for any reason (whether or not known to the Servicer), the amount of such Losses being the amount which the Servicer would otherwise have been entitled to recover from the Company; and

(iii) guarantees, the due and punctual performance of all other obligations of the Company to the Servicer under the Agreement.

(b) The Guarantor acknowledges that:

(i) neither its above-described liability nor the rights, powers and remedies conferred on the Servicer by this Section 12.05 or by Applicable Law shall be discharged, impaired or otherwise affected by any act, event or omission which would otherwise operate to discharge, impair or otherwise affect such liability or such rights, powers or remedies, and

(ii) so long as it is under the above-described liability, it shall not exercise any rights or remedies which it may at any time have to be indemnified by or claim any contribution from the Company.

(c) Notwithstanding any other provision of this Agreement, the obligations of the Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit.

[The remainder of this page is left blank and the signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed on the date first written above.

SMBC AVIATION CAPITAL LIMITED

By:	/s/ Peter Barrett
Name: Peter Barrett
Title: Director

- Signature Page -

- Servicing Agreement -

SUMISHO AIR LEASE CORPORATION DAC

By:	/s/ Noriyuki Hiruta
Name: Noriyuki Hiruta
Title: Chief Executive Officer

- Signature Page -

- Servicing Agreement -

SUMISHO AIR LEASE CORPORATION

By:	/s/ Noriyuki Hiruta
Name: Noriyuki Hiruta
Title: Chief Executive Officer

- Signature Page -

- Servicing Agreement -

SCHEDULE 2.02(a)

AIRCRAFT ASSETS SERVICES

The provision of the Services set forth in this Schedule 2.02(a) will be subject, in all cases, to (a) the Servicer receiving such information from a Person in the Company Group as is required by the Servicer to provide the Services in accordance with the terms of the Servicing Agreement and (b) such approval as may be required or such limitations as may be imposed pursuant to the Transaction Approval Requirements, and the provisions of this Schedule 2.02(a) shall be deemed to be so qualified. All Services set forth in this Schedule 2.02(a) shall be performed in accordance with and subject to the Standard of Care or the Conflicts Standard.

SECTION 1. LEASE SERVICES.

Section 1.1 Collections and Disbursements. In connection with each Lease of an Aircraft Asset under which any Person within the Company Group is the lessor, the Servicer will:

(a) invoice the lessee or otherwise arrange, as the Servicer deems reasonably appropriate, on behalf of such Person within the Company Group, for all payments due from the Lessee, including Rents, Deposits, Utilization Rent, aircraft or engine redelivery payments, late payment charges and any payments in respect of taxes and other payments (including technical, engineering, insurance and other recharges) due under the relevant Lease to be invoiced, and direct the Lessee, subject to the terms of the Lease, to make such payments to such account designated as the “Rental Account” (as set forth on Schedule 4.01(c)) or to such other accounts as specified in writing by the Company;

(b) review from time to time, as deemed necessary by the Servicer (and to the extent required to be adjusted pursuant to the provisions of such lease), the level of Rents, Deposits, Utilization Rent, and such other amounts that may be adjusted under a Lease and shall propose to the relevant Lessee and/or make such adjustments to the Rents, Deposits, Utilization Rent, and other amounts as are required;

(c) [*];

(d) [*], advise the Company to apply any payments of any type received from any Lessee, or to make any payments payable to a Lessee; and

Sch. 2.02(a)-1

(e) provide for the safekeeping and recording of any letters of credit, guarantees or other credit support (other than cash and cash equivalents) held as part of Deposits or Utilization Rent and the timely renewal or drawing on or disbursement thereof as provided under the applicable Lease or other Aircraft Assets Related Document or otherwise in accordance with this Schedule 2.02(a).

Section 1.2 Maintenance. The Servicer will perform or arrange to have performed the following technical services relating to the maintenance of the Aircraft Assets:

(a) to the extent feasible under the terms of the applicable Aircraft Assets Related Documents, reviewing a Lessee’s technical recordkeeping procedures, maintenance status listings on each Aircraft Asset, enforcing Lease provisions regarding maintenance recordkeeping and data and, to the extent the Servicer deems reasonably necessary or appropriate, physical inspection of the Aircraft Assets on a sampling basis consistent with the Standard of Care and the terms of the applicable Aircraft Assets Related Documents;

(b) confirm the air authority approval status of a Lessee’s proposed maintenance program and proposed maintenance performer under any new Lease of any Aircraft Assets under which any Person within the Company Group is, or following the delivery of the related Aircraft Asset will be, the lessor.

(c) in connection with a termination or expiration of a Lease under which any Person within the Company Group is, or following the delivery of the related Aircraft Asset will be, the lessor:

(i)	arrange for the appropriate technical inspection of the Aircraft Asset for the purpose of determining if the re-delivery conditions under the Lease have been satisfied;

(ii)

maintain a record of all material reports and other written materials (including any relevant reconciliation statements) received or generated by the Servicer in connection with such inspection and provide reasonable access to such reports to the relevant Persons within the Company Group;

(iii)

on the basis of the final inspection and available records, determine whether the lessee has complied with all required airworthiness directives and mandatory modifications, and establish the status of compliance with airframe and engine manufacturer service bulletins and lessee-originated modifications undertaken, in each case with respect to the Aircraft Asset and as required by the Lease;

(iv)

(A) determine whether the lessee has satisfied the re-delivery conditions applicable to the Aircraft Asset specified in the Lease and negotiate any modifications, repairs, refurbishments, inspections or overhauls to or deviations from such conditions that the Servicer deems reasonably necessary or appropriate, (B) calculate and advise on the application of any available deposits, utilization rent or other payments under, or in connection with, the Lease and (C) maintain a record of the satisfaction of such conditions (in the form of an acceptance certificate) and accept re-delivery of the Aircraft Asset; and

(v)

determine the need for, procure and monitor (as provided in clause (a) above) the performance of any required services (for example, engineering, maintenance, and refurbishment services) of the Aircraft Asset upon re-delivery, including compliance with applicable airworthiness directives, service bulletins and other modifications which the Servicer may deem reasonably necessary or appropriate for the marketing of the Aircraft Asset.

Sch. 2.02(a)-2

(d) consider and, to the extent the Servicer deems reasonably necessary or appropriate, approve any lessee-originated modifications to any Aircraft Asset submitted by any lessee for approval:

(i)	which the Servicer reasonably determines would not result in a material diminution in value of the Aircraft Asset or the interests of any Person within the Company Group; or

(ii)	which are approved by the Company.

(e) determine the amount (if any) that the relevant Person within the Company Group is obliged to contribute pursuant to the provisions of a Lease (taking into account where applicable the amount of Utilization Rent paid with respect to such Lease and the receivables position of the related Lessee) to the cost of complying with any modification requirements, maintenance contribution requirements, redelivery condition payment requirements, airworthiness directives and similar requirements; and

(f) arrange and supervise appropriate storage and any required on-going maintenance of any Aircraft Asset following termination of a Lease for any reason and re-delivery of the Aircraft Asset thereunder and prior to delivery of such Aircraft Asset to a new lessee or purchaser.

Section 1.3 Insurance.

(a) The Servicer shall:

(i)

negotiate the insurance provisions of any Lease or other agreement affecting any of the Aircraft Assets (excluding contracts of insurance), with such provisions to include such minimum coverage amounts with respect to hull and liability insurance as required by the Insurance Guidelines or notify the Company of any shortfalls in coverage that may require the Company to procure supplemental insurance in respect of any such shortfalls;

(ii)	monitor the performance of the obligations of each lessee relating to insurance requirements under the relevant Lease;

(iii)

provide relevant insurance brokers with such information as may be required for the Company to obtain contingent coverage for each Aircraft Asset, including hull and liability insurance equal to the minimum coverage amounts set out in the Insurance Guidelines; and

(iv)

inform the Company of any settlement offers received by the Servicer from a lessee or its insurer with respect to any claim of damage or loss in excess of $[*] (in 2025 Dollars) with respect to the relevant Aircraft Asset and provide the Company with copies of all relevant documentation related thereto and such other additional information from the relevant lessee’s or the insurer’s agents, brokers or adjusters as the Company may reasonably request and, upon direction from the Company that any

Sch. 2.02(a)-3

settlement offer received by the Servicer related thereto is acceptable (which direction, if not received fifteen (15) days after such advisement, shall be deemed to be a direction not to accept such settlement offer), forward to the Company’s insurance broker the appropriate documentation, including releases and any indemnities required in connection with such releases, to give effect to such settlement offer and request the execution of such documentation by or on behalf of the Company.

(b) For the avoidance of doubt, the Servicer shall not be required to undertake any activity or perform any service that would require the Servicer to be registered as an “insurance intermediary” pursuant to the relevant national law of the EEA Member State transposing Directive 2016/97/EU in which the Servicer is incorporated.

Section 1.4 Administration. The Servicer shall administer each Lease in accordance with its terms and as otherwise specifically addressed herein.

Section 1.5 Enforcement. The Servicer shall take commercially reasonable steps to enforce the obligations to the relevant Person within the Company Group of the Lessee and any other parties under the Aircraft Assets Related Documents delivered by the Company to the Servicer (including any guarantees of the obligations of the Lessee). Following any default by a Lessee under the applicable Lease, the Servicer will take all such commercially reasonable steps as it deems reasonably necessary or appropriate to preserve and enforce the rights of the relevant Person within the Company Group under the applicable Lease, including entering into negotiations with such Lessee with respect to the restructuring of such Lease or declaration of an event of default under the applicable Lease, drawing on or directing the Company on making disbursement of any deposits, utilization rent or any letters of credit, guarantees or other credit support thereunder, voluntary or involuntary termination of the Lease and repossession of the Aircraft Asset that is the subject of the Lease, and pursuing such legal action with respect thereto, and instructing legal counsel, and incurring other costs related to enforcement actions to preserve and enforce the rights of the relevant Person within the Company Group, as the Servicer deems reasonably necessary or appropriate.

Section 1.6 Lease Modifications. Subject to the Transaction Approval Requirements, the Servicer shall be authorized to make such amendments and modifications to any Lease as it shall deem reasonably necessary or appropriate. The Servicer may waive, or elect not to invoice or charge for, overdue interest due from any Lessee under any Lease on any default in payment of rent, utilization rent or other amount thereunder.

Section 1.7 Options and Other Rights. Subject to the Transaction Approval Requirements, the Servicer shall be authorized to take such action as it shall deem reasonably necessary or appropriate with respect to:

(a) the exercise by any Lessee or other party of any option or right affecting the applicable Aircraft Asset or the applicable Lease, consistent with the terms of any such option or right; and

(b) the exercise on behalf of any Person within the Company Group of any right or option that such Person (or such owner) may have with respect to any of the Aircraft Assets or the Leases.

Sch. 2.02(a)-4

Section 1.8 Appraisal Services. The Servicer shall arrange at least once each year and in no event later than October 31 of each year, for the delivery to the Company of appraisals of the Appraised Value of each of the Aircraft Assets. In addition, the Servicer will obtain the appraisals and return condition report with respect to newly acquired Aircraft Assets that are required to be obtained under the Long Term Support Agreement.

SECTION 2. CONCENTRATION THRESHOLDS, INTERNATIONAL INTERESTS

Section 2.1 Certain Matters Relating to Concentration Thresholds.

(a) Concentration Thresholds Generally. The Servicer shall use reasonable commercial efforts to assist the Company in its compliance with any concentration and investment limitations as set forth in the annual business plan of the Company which shall have been notified to the Servicer on or before 31 October of the preceding year (“Concentration Limits”) solely as such Concentration Limits pertain to Aircraft Assets and shall promptly inform the Company of any proposed transaction involving an Aircraft Asset that it reasonably determines may result in such Concentration Limits being exceeded, and the Company shall promptly provide to the Servicer any information that the Servicer may reasonably require in connection with such Concentration Limits in order to comply with the provisions of this Section 2.1 of Schedule 2.02(a). The Servicer shall not enter into any such transaction other than pursuant to the terms of Section 2.1(c) of this Schedule 2.02(a) below.

(b) Present Concentration Limits. Annex 2 sets forth the Concentration Limits that are set forth in the business plan of the Company for the financial year 2026. In the absence of any notification of updated Concentration Limits pursuant to Section 2.1(a) above, the Servicer may rely on the previously advised Concentration Limits for all purposes relating to the Services and this Agreement.

(c) Directions to Servicer. The Servicer shall not enter into any transaction with respect to which it has provided notice pursuant to Section 2.1(a) of this Schedule 2.02(a) until the Company has provided a written confirmation to the Servicer to the effect that such transaction will not result in any violation of the Concentration Limits and the Servicer shall be entitled to rely upon such confirmation for all purposes of the Servicing Agreement (including this Schedule 2.02(a)).

Section 2.2 International Interests. In connection with any Lease of an Aircraft Asset entered into after the date of this Agreement, the Servicer’s sole responsibility in respect of registering at the International Registry an International Interest shall be to appoint legal counsel selected by the Servicer as its “professional user entity” to make such registration on the relevant Person’s behalf and seek the consent of the Lessee to such registration.

Sch. 2.02(a)-5

Section 3. Lease Marketing.

(a) Subject to the Transaction Approval Requirements, the Servicer shall provide and perform lease marketing services with respect to the Aircraft Assets and in connection therewith is authorized:

(i)	to negotiate and enter into any binding or non-binding commitments for a Lease of an Aircraft Asset on behalf of and in the name of the relevant Person within the Company Group; and

(ii)

to include within any commitment for a Lease of an Aircraft Asset, and/or effect, any intermediate Lease or Leases through any Person within the Company Group that the Servicer deems reasonably necessary or appropriate.

(b) Unless otherwise approved in accordance with the Transaction Approval Requirements, any Lease negotiated by the Servicer shall include the Core Lease Provisions and the Servicer shall commence the negotiation of any commitment for a Lease or Leases of Aircraft Assets in a manner consistent with the Standard of Care [*]:

(i)	[*];

(ii)	[*];

(iii)	[*];

(iv)	[*];

(v)	[*]; and

(vi)	[*].

[*].

(c) Subject to the Transaction Approval Requirements, the Servicer is authorized to execute and deliver binding Leases and related agreements on behalf of the relevant Person within the Company Group based on the foregoing procedures.

(d) The Servicer shall deliver any Aircraft Asset to the applicable Lessee pursuant to the terms of the documentation of the Lease or Leases of such Aircraft Asset, including upon an extension of such Lease or Leases.

SECTION 4. SALES OF AIRCRAFT AND ENGINES.

(a) Subject to the Transaction Approval Requirements, the Servicer shall provide and perform sales services with respect to the Aircraft Assets at, and on a basis consistent with, the direction from time to time of the Company, and, in connection therewith, is authorized to enter into any binding or non-binding commitment for a sale of a Aircraft Asset on behalf of (through a power of attorney) and in the name of the relevant Person within the Company Group; provided, however, that, except as otherwise required in accordance with the terms of a Lease, the Servicer shall not enter into any sale of any Aircraft Asset or agreement to sell any Aircraft Assets without obtaining the approval of the Company pursuant to the Transaction Approval Requirements.

(b) The Servicer shall negotiate documentation of any sale and, subject to Section 4(a) of this Schedule 2.02(a), is authorized to execute and deliver binding agreements on behalf and (through a power of attorney) in the name of the relevant Person within the Company Group.

Sch. 2.02(a)-6

(c) The Servicer shall deliver to the purchaser any Aircraft Asset pursuant to the terms of the documentation of sale.

(d) [*].

(e) Notwithstanding any other provision in the Transaction Approval Requirements to the contrary, the Servicer shall be permitted to purchase, sell or exchange any engine relating to an Aircraft Asset or any part or components thereof or spare parts or ancillary equipment or devices furnished with an Aircraft Asset or engine at such times and on such terms and conditions as the Servicer deems reasonably necessary or appropriate in connection with its performance of the Services; provided, however, the Servicer (y) shall not be permitted to purchase or sell, or enter any order to purchase or sell, engines or spare part in a quantity in excess of that quantity deemed by the Servicer as appropriate in connection with the operation, leasing or sale of such Aircraft Assets without obtaining the prior written consent of the Company or (z) if the net (after credit for any exchanges, replacements or similar items, utilization rent paid under the applicable Lease and all other amounts payable by third parties) cash out-of-pocket purchase price of such engine or spare part exceeds $[*] (in 2025 Dollars).

SECTION 5. AIRCRAFT ACQUISITIONS.

(a) The Servicer shall provide and perform acquisition services with respect to the acquisition of prospective Aircraft Assets as approved by the Executive Management Team at, and on a basis consistent with, the direction from time to time of any member of the Executive Management Team, and, in connection therewith, is authorized:

(i)

to enter into any binding or non-binding commitment for the purchase of a prospective Aircraft Asset on behalf of and in the name of the relevant Person within the Company Group, it being understood that any such legally binding commitment that is executed by Servicer in the name of the relevant Person within the Company Group shall be so executed as instructed by the board of such Person and through a special power of attorney; and

(ii)

to include within any acquisition and/or effect any intermediate Lease or Leases through any Person within the Company Group that the Servicer deems reasonably necessary or appropriate; provided, however, that, except as provided in Section 4(d) of this Schedule 2.02(a) above, the Servicer shall not enter into any acquisition of any prospective Aircraft Asset or agreement to purchase any prospective Aircraft Assets other than in accordance with the Transaction Approval Requirements.

(b) The Servicer shall negotiate the documentation of any acquisition that has been approved by the Executive Management Team and is authorized to execute and deliver binding agreements for any such acquisition on behalf and (through a power of attorney) in the name of the relevant Person within the Company Group.

(c) The Servicer shall accept delivery of any prospective Aircraft Asset pursuant to the terms of the documentation of the acquisition and/or as otherwise approved by the Company.

Sch. 2.02(a)-7

SECTION 6. LESSEE INFORMATION.

[*].

SECTION 7. ACCOUNTS AND ACCOUNT INFORMATION.

(a)	Existing Accounts. [*].

(b)	New Accounts. [*].

SECTION 8. PROFESSIONAL AND OTHER SERVICES.

Section 8.1 Legal Services. The Servicer shall arrange for such legal services, in all relevant jurisdictions, as the Servicer reasonably determines is necessary and appropriate with respect to the lease, purchase or sale of the Aircraft Assets, any amendment or modification of any Lease, the enforcement of the rights of any Person within the Company Group under any Lease, any disputes that arise with respect to the Aircraft Assets or for any other purpose that the Servicer reasonably determines is necessary or appropriate in connection with the performance of the Services. The Servicer shall arrange for such legal services (which services shall not, in any case, be deemed to include (i) services or transactions relating to capital markets transactions or novel or unique transactions or (ii) a high level of services at fiscal year-end or other times of peak activity relative to the level of services at other times) by including within the Services assistance from its Transaction Negotiation Team where it shall deem appropriate, or by retaining outside counsel acting as counsel to the Servicer or to the Company as Servicer determines is appropriate, to provide such legal services where it shall deem appropriate. The Servicer anticipates that it will

Sch. 2.02(a)-8

use outside counsel to perform some or all the Services set forth in Section 3 of this Schedule 2.02(a). The Company recognizes, and shall cause each other Person within the Company Group to recognize, that from time to time, the Servicer will retain legal counsel to provide legal services on behalf of Persons within the Company Group and the Servicer, and the Company agrees, and shall cause each other Person within the Company Group, to waive any conflict of interest any such counsel may have with respect to any such dispute or otherwise enable the Servicer to retain such counsel on its own behalf (it being understood that notwithstanding any such waiver of a conflict of interest, any such Persons within the Company Group do not waive any rights to retain any such counsel on its own behalf if such counsel is so agreeable). For the avoidance of doubt, the Servicer and its Affiliates do not provide legal advice to the Company, any Person within the Company Group or third parties.

Sch. 2.02(a)-9

SCHEDULE 4.01(a)

AIRCRAFT ASSETS

[*]

Sch. 4.01(a)-1

SCHEDULE 4.01(c)

BANK ACCOUNTS

[*]

Sch. 4.01(c)-1

SCHEDULE 4.01(d)

LIST OF PERSONS WITHIN THE COMPANY

GROUP AND JURISDICTIONS

[*]

Sch. 4.01(d)-1

SCHEDULE 5.08

REPORTING FRAMEWORK

[*]

Sch. 5.08-1

SCHEDULE 8.05

COMPANY RETAINED ACTIVITIES

Excluded Assets	Other than any Acquisition-Related Services provided in accordance with the terms of this Agreement, each of the Company and each other Person in the Company Group shall be responsible for, and the Servicer shall have no responsibility in respect of, all Excluded Assets.

Treasury, cash management and other liability management services

Each of the Company and each other Person within the Company Group shall be responsible for, and the Servicer shall have no responsibilities in respect of, all treasury functions of the Company Group including, without limitation:

(a) cash management; and

(b) currency and interest rate risk management (including the establishment of related policies and the arrangement and procurement of appropriate swap programs).

Accounting services

Each of the Company and each other Person within the Company Group shall be responsible for, and the Servicer shall have no responsibilities in respect of, all accounting functions, including, without limitation:

(a) the monitoring of cash receipts and disbursements and accounts payable and accounts receivable of the Company Group;

(b) the promulgation, maintenance, interpretation, amending and supplementing of accounting policies for the Company Group, and the review and approval of any potential exceptions to the accounting policies established by the Company Group;

(c) maintaining the accounting ledgers, preparing balance sheets, statements of changes in shareholders’ equity and statements of income and cash flows and arranging for financial audits, as required, and for the preparation of audited financial reports for the Company Group;

(d) the preparation of business plans, forecasts or other similar activities.

Sch. 8.05-1

Capital markets services	Each of the Company and each other Person within the Company Group shall be responsible for, and the Servicer shall have no responsibilities whatsoever in respect of the issuance of (or the determination as to whether to issue) any securities (whether debt or equity) or loan debt by the Company or any other Person within the Company Group.

Financing services

Each of the Company and each Person within the Company Group shall be responsible for, and the Servicer shall have no responsibilities in respect of, all finance functions, including, without limitation:

(a) all matters relating to the arrangement and procurement of any financings of any type or nature for the Company Group;

(b) all matters relating to the management of borrowings and payments under such financings and the management of the respective borrowers’ or issuers’, as the case may be, compliance with the terms of such financings, including compliance with the reporting requirements thereunder and any computations required in connection with such reporting;

(c) all matters relating to the arrangement and procurement of refinancings of any type or nature of any outstanding Indebtedness of the Company Group; and

(d) all communications with creditors (other than trade creditors and Lessees) of any type or nature of the Company Group.

Hedging	Each of the Company and each other Person within the Company Group shall be responsible for, and the Servicer shall have no responsibilities in respect of currency and interest rate risk management (including the establishment of related strategies and/or policies and the arrangement, procurement, execution or maintenance of appropriate hedging programs or transactions).

Tax	Each of the Company and each other Person within the Company Group shall be responsible for, and the Servicer shall have no responsibilities in respect of, any Tax matters, including, without limitation, the preparation and filing of corporate and tax returns of each Person within the Company Group with any Governmental Authority.

Sch. 8.05-2

The Servicer shall be under no obligation to coordinate with the Company Group’s Tax advisor but may elect to do so from time to time depending on the prevailing facts and circumstances it being understood and agreed that the Servicer shall bear no responsibility for Taxes that may arise in connection with transactions entered into between any member of the Company Group and any other Person (including any other member of the Company Group and the Servicer and its Affiliates). Where the Servicer elects to obtain advice from the Company Group’s Tax advisor, no pre-approval from the Company Group shall be needed where expected fees are less than $[*] (or its equivalent in any other currency). Operating procedures will be established between the Servicer and the Company Group to ensure that operational efficiency is maximized with respect to transactions for which the Servicer has responsibility pursuant to this Agreement.

For the avoidance of doubt, coordination with the Company Group’s tax advisors does not constitute the provision of tax services by the Servicer.

Compliance, corporate legal matters and KYC	Each of the Company and each other Person within the Company Group shall be responsible for, and the Servicer shall have no responsibilities in respect of, all corporate secretarial activities and other matters related to the existence of any Person within the Company Group (including as regards providing corporate documents and/ or such information to banks, financiers and other counterparts for the purpose of their know-your-customer or compliance related checks). Without limiting the generality of the foregoing, each Person within the Company Group that holds title to and/or leases any Aircraft Asset shall be responsible for appointing an administrator and obtaining from the International Registry all approvals as may be required in order for such Person to have access to the International Registry for all purposes as may be required to perform the obligations of the Company and/or such Person under any Lease or contract of sale. However, the Servicer will coordinate with the Company Group to notify the applicable Person in the Company Group on a timely basis (together with applicable information required for the Company Group to conduct this Company Retained Activity) regarding matters solely relating to the Services that the Servicer is aware requires company secretarial activity (including holding of board meetings and provision of corporate documents to counterparties) or registrations and discharges on the International Registry (including leases and sales), or approvals thereof, on a timely basis.

Sch. 8.05-3

Each of the Company and each other Person within the Company Group shall be responsible for, and the Servicer shall have no responsibilities in respect of, all matters relating to the holders of the share capital or membership or beneficial interest of any Person within the Company Group.

Each of the Company and each other Person within the Company Group shall be responsible for, and the Servicer shall have no responsibilities in respect of, any know-your-customer (KYC) or compliance related checks, diligence and/ or screening to be conducted on customers, suppliers, servicers or vendors to the Company and/ or any other Person within the Company Group.

Each of the Company and each other Person within the Company Group shall be responsible for, and the Servicer shall have no responsibilities in respect of, all legal and regulatory matters, including, without limitation:

(a) the preparation and filing of reports (if any) required to be filed with the U.S. Securities and Exchange Commission, any securities exchange or any other Governmental Authority;

(b) all legal services (including the negotiation of documents) not constituting the provision of Services relating to all matters described herein for which any Person within the Company Group has responsibility;

(c) all litigation or other legal proceedings against or brought by any Person within the Company Group; and

(d) (i) any obligations to any holders of outstanding Equity Interests, any holders of any securities issued by any Person within the Company Group or any Governmental Authorities and (ii) all instructions, discretion, judgments and assumptions related to such obligations.

IT	Each of the Company and each other Person within the Company Group shall be responsible for, and the Servicer shall have no responsibilities in respect of, information technology (including the provision or procurement of hardware or software and the promulgation of appropriate information technology policies).

Sch. 8.05-4

HR	Each of the Company and each other Person within the Company Group shall be responsible for, and remain liable for all Losses in respect of, and the Servicer shall have no responsibilities in respect of, any employees or contractors (other than the Servicer or contractors engaged by the Servicer for the benefit of a Person in the Company Group to the extent provided in this Agreement) of any Person within the Company Group.

Non-Aircraft Insurance	Each of the Company and each other Person within the Company Group shall be responsible for, and the Servicer shall have no responsibilities in respect of, any insurance required or customarily maintained by businesses such as the Company Group (including in respect of director and officer liability, real estate, employer liability and/or professional indemnity liability).

Sch. 8.05-5

SCHEDULE 9.01(b)

FORM OF SERVICER INVOICE

[*]

Sch. 9.05(a)-1

SCHEDULE 9.05(a)

OVERHEAD EXPENSES

[*]

Sch. 9.05(a)-2

SCHEDULE 9.05(b)

CATEGORIES OF SERVICES EXPENSES

[*]

Sch. 9.05(b)-1

SCHEDULE 12.03

POWER OF ATTORNEY OF [GRANTOR]

[*]

Sch. 12.03-9

ANNEX 1

INSURANCE GUIDELINES

[*]

Annex 1-

INSURANCE SCHEDULE

[*]

Annex 1-

ANNEX 2

CONCENTRATION LIMITS

[*]

Annex 2-

ANNEX 3

IRISH OPERATING GUIDELINES

[*]

Annex 3-

APPENDIX A

CONSTRUCTION AND USAGE

The terms defined below have the meanings set forth below for all purposes.

“Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

“Writing,” “written” and comparable terms refer to printing, typing, lithography or other means of reproducing words in a visible form (including electronic mail).

Any agreement or instrument or any law, rule or regulation of any Governmental Authority defined or referred to below means such agreement or instrument or such law, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of such law, rule or regulation) by succession of any comparable successor law, rule or regulation and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

References to a Person are also to its permitted successors and assigns.

Any term defined below by reference to any agreement or instrument or any law, rule or regulation of any Governmental Authority has such meaning whether or not such agreement, instrument or law, rule or regulation is in effect.

“Agreement,” “hereof,” “herein,” “hereunder” and comparable terms refer to the agreement in which such term appears (including all exhibits and schedules hereto) and not to any particular article, section, clause or other subdivision thereof or attachment thereto.

References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa.

“Shall” and “will” have equal force and effect.

References to “Article,” “Section,” “Clause” or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section, clause or subdivision of or attachment to such agreement.

Appendix A-1

DEFINITIONS

“2025 Dollars” means in relation to any amount, that such amount shall be increased by 3% per annum, commencing on 1 January 2026.

“Acquisition Fee” means [*].

“Acquisition-Related Services” has the meaning assigned to such term in Section 5.02(b).

“Additional Leasing Parameters” means [*].

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided, however, that each of the Company and its Subsidiaries, on the one part, and the Servicer and its Subsidiaries, including as an Investor, on the other part, shall not be considered to be Affiliates of each other.

“After-Tax Basis” means on a basis such that any payment received, deemed to have been received or receivable by any Person shall, if necessary, be supplemented by a further payment to that Person so that the sum of the two payments shall, after deduction of all U.S. federal, state, local or Irish or other foreign law Taxes, penalties, fines, interest, additions to Tax and other charges resulting from the receipt (actual or constructive) or accrual of such payments imposed by or under any U.S. federal, state, local or Irish or other foreign law or Governmental Authority (after taking into account any current deduction to which such Person shall be entitled with respect to the amount that gave rise to the underlying payment), be equal to the payment received, deemed to have been received or receivable.

“Aggregate Gross Acquisition Costs” [*].

“Aggregate Gross Proceeds” [*].

“Agreement” has the meaning assigned to such term in the Preamble.

“Aircraft” means any airframe together with (a) any Engine installed on such airframe (or any Engine substituted therefor), (b) Parts or components thereof, (c) spare parts or ancillary equipment or devices furnished therewith and (d) the related Aircraft Documents.

“Aircraft Assets” means any and all Aircraft and Orphan Engines owned by the Company Group at any time during the Term except to the extent that, and only for so long as, such Aircraft or Orphan Engines constitute Excluded Assets.

“Aircraft Assets Related Document” means, in relation to an Aircraft Asset, all contracts, agreements, deeds, instruments and notices relating to that Aircraft Asset.

“Aircraft Documents” means the records, logs, technical data, manuals and other documents relating to the maintenance and operation of an Aircraft or an Orphan Engine.

“Anti-Money Laundering Laws” means any laws (including the rules and regulations thereunder) of the European Union and Ireland designed to combat money laundering and terrorist financing, and promote legitimate financial record keeping and financial reporting; such as, without limitation, the Irish Criminal Justice (Money Laundering and Terrorist Financing) Acts 2010 to 2021.

Appendix A-15

“Applicable Law” with respect to any Person means any Law that applies to such Person or any of its properties or assets.

“Appraised Value” means with respect to any Aircraft or Engine, the average of the most recent appraisals by each of the Appraisers of the maintenance adjusted current market value of such Aircraft or Engine.

“Appraiser” means, collectively, Avitas, Inc., Ascend by Cirium, and IBA Group Ltd, or, in lieu of any of the foregoing, any independent appraiser that (a) is a member of the International Society of Transport Aircraft Trading (“ISTAT”) or, if ISTAT ceases to exist, a similar professional aircraft appraisal organization, and (b) has been approved by the Company and the Servicer.

“Approved Budget” has the meaning assigned to such term in Section 8.01(d).

“Approved Business Plan” [*].

“Bank Accounts” means, in relation to any Aircraft Asset and the corresponding Lease, the bank account of the relevant Person within the Company Group into which all payments made pursuant to the terms of such Lease are received.

“Board” means, with respect to any Person, the board of directors, board of managers, or trustees, as the case may be, of the Person specified, as applicable.

“Budget” has the meaning assigned to such term in Section 8.01(a).

“Business Day” means a day on which U.S. dollar deposits may be traded on the London inter-bank market and commercial banks and foreign exchange markets are open in New York, New York, Dublin, Ireland and Tokyo, Japan.

“Calculation Date” means the last day of the calendar month immediately preceding each Payment Date.

“Cape Town Convention” means the Convention on International Interests in Mobile Equipment and its Protocol on Matters Specific to Aircraft Equipment, concluded in Cape Town on 16 November 2001.

“Changed Circumstances” means [*].

“Closing Date” means the date of this Agreement.

“Company” has the meaning assigned to such term in the Preamble.

“Company Designated Representative” means a natural person with sufficient experience in the aircraft leasing industry who is either employed by or being a Representative of the Company Group who is designated in writing to the Servicer (and duly authorized by the Company on behalf of itself and each member of the Company Group) to represent the Company for all purposes under this Agreement, provided that any member of the Executive Management Team or any person directly nominated by the Executive Management Team is deemed to have sufficient experience.

Appendix A-16

“Company Group” means the Company and its Subsidiaries and controlled Affiliates. Furthermore, all references to the “Company Group” in this Agreement shall constitute references to each of the Company and its Subsidiaries and controlled Affiliates individually, as well as jointly and severally, wherever the context may so require (and all agreements, covenants, representations and other provisions of this Agreement shall be construed accordingly).

“Company Retained Activities” has the meaning assigned to such term in Section 8.05.

“Competitively Sensitive Information” means any information regarding pricing of any purchase, Lease or sale of Aircraft or Engines, costs with respect to Aircraft or Engines or competitive situations such as customer opportunities or bids.

“Competitor” means any of the following Persons:

(a)

any commercial Aircraft leasing company that is a top 50 commercial aircraft lessor by number and by value of aircraft (other than the Servicer and its Affiliates) as determined by ICF International or its successor or, if such entity is not providing such list, such compilation of the largest 50 commercial aircraft lessors (by number and value) as may be agreed by the Servicer and the Company, each acting reasonably;

(b)	any Affiliate of such Person set forth in clause (a) above that is primarily engaged in commercial aircraft leasing; and

(c)

any Person primarily engaged in commercial aircraft leasing for which a Person set forth in clauses (a) or (b) provides aircraft acquisition, leasing or disposition services or lease management services on behalf of such Person, provided that, neither the Guarantor nor any other Company Group member shall constitute a Competitor for the purposes of this Agreement.

“Concentration Limits” has the meaning assigned to such term in Schedule 2.02(a).

“Conflict Representative” has the meaning assigned to such term in Section 3.02(c).

“Conflicts Standard” has the meaning assigned to such term in Section 3.02(b).

“control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Core Lease Provisions” means the lease terms set out in Appendix B.

“Delivery” means the transfer of title to an Aircraft Asset (or the transfer of the beneficial interest the owner of the Aircraft Asset) to a Company Group member.

Appendix A-17

“Deposits” means the deposits required under a Lease.

“Disposition” means, with respect to any Aircraft Asset, the sale (including pursuant to the exercise of a purchase option), total loss or other event or circumstances under which such Aircraft Asset ceases to be an Aircraft Asset.

“Documentary Conventions” with respect to this Agreement and any other instrument or document that states it is governed thereby, means that, except as otherwise expressly provided therein:

(a)

No Partnership. The Parties expressly recognize and acknowledge that this Agreement is not intended to create a partnership, joint venture or other similar arrangement between or among any of the Parties or their respective Affiliates.

(b)

Notices. Subject to paragraph (d) below, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by this Agreement to be given to any Person shall be in writing, and any such notice shall become effective five (5) Business Days after being deposited in the mails, certified or registered, return receipt requested, with appropriate postage prepaid for first class mail or, if delivered by hand or courier service when received or, if sent by electronic mail, when sent (provided that no message is received by the sender indicating that such message has not been received by or delivered to the intended recipient), and shall be directed to the address or email address (as applicable) of such Person set forth below:

SMBC Aviation Capital Limited

Fitzwilliam 28, Fitzwilliam Street LWR

Dublin 2, D02 KF20

Ireland

Attention: [*]

Email: [*]

Sumisho Air Lease Corporation DAC

22 Earlsfort Terrace

Dublin 2, DO2 E277

Ireland

Attention: [*]

Email: [*]

Sumisho Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, CA 90067

USA

Attention: [*]

Email: [*]

Appendix A-18

From time to time either Party may designate a new address or number for purposes of notice thereunder by notice to each other Party.

(c)	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

(d)

Jurisdiction; Court Proceedings; Waiver of Jury Trial. The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(e)

Agent. The Company and each other Person within the Company Group hereby appoints the Guarantor, currently located at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, CA 90067 (the “Agent”) as its nonexclusive agent for service of process in connection with this Agreement. The Parties may use any other legally available means of service of process. The Company will promptly notify the Servicer of any change in the address of the Agent; provided, however, that the Company will at all times maintain an agent located within New York State or California State for service of process in connection with this Agreement.

The Servicer hereby appoints TMF Group New York, LLC currently located at 155 East 44th Street, 9th floor, New York, NY 10017 (the “Servicer’s Agent”) as its nonexclusive agent for service of process in connection with this Agreement. The Parties may use any other legally available means of service of process. The Servicer will promptly notify the Company of any change in the address of the Servicer’s Agent; provided, however, that the Servicer will at all times maintain an agent located within New York State for service of process in connection with this Agreement.

Appendix A-19

(f)

Consequential Damages. In no event will either Party be liable to any other for lost revenue, lost profits, income tax consequences, lost savings or any other consequential damages, even if such Party has been advised of the possibility of such damages, or for punitive damages, resulting from the breach of any obligation under this Agreement.

(g)

Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement. All signatures need not be on the same counterpart.

(h)

Entire Agreement; Amendment and Waiver. This Agreement shall constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified, except by an instrument in writing signed by the Company and the Servicer. No failure or delay of a Party in exercising any power or right thereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(i)

Table of Contents; Headings. The table of contents and headings of the various articles, sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

(j)

Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their permitted successors and assigns and, to the extent applicable, their respective Affiliates and Representatives. Except as expressly set forth in this Agreement with respect to Affiliates and Representatives of the Parties, nothing in this Agreement, whether express or implied, shall be construed to give any Person (including any past, present or future employee of any Person within the Company Group) (other than the Parties and their permitted successors and assigns) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein. In no event shall any Investor be a third-party beneficiary.

(k)

Method of Payment. Except as otherwise agreed, all amounts required to be paid by a Party hereunder (including in respect of any judgment or settlement entered in respect of this Agreement) shall be paid in Dollars, by wire transfer, or other acceptable method of payment, of same day funds to a Dollar account located in the United States as such Party may specify by notice to the other Party.

(l)	Payment on Business Days. If any payment under this Agreement is required to be made on a day other than a Business Day, the date of payment shall be extended to the next Business Day.

Appendix A-20

(m)

Past Due Payments. Any amount payable to a Party or any of its Representatives under this Agreement shall be paid on the date therein specified for payment of such amounts. To the extent that all or a portion of such amount is not paid on such date, such amount (or the unpaid portion thereof) shall bear interest at the Stipulated Interest Rate from such date until and through the date that such amount has been paid in full.

(n)

Severability. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, each of the Company and the Servicer waives any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.

“Dollar” or “$” means the lawful money of the United States of America.

“Engine” means aircraft engines.

“EOL Payments” means [*].

“Equity Interest” means the ordinary (common) shares in the Company.

“EU” means the European Union.

“Excluded Assets” means:

(a)

an Aircraft or Orphan Engine wholly owned by any Person within the Company Group that is (at the relevant time) Leased to a U.S. Airline, unless such Aircraft or Orphan Engine has been expressly designated an Aircraft Asset pursuant to Section 2.03(b);

(b)	any Aircraft or Orphan Engine that was previously Leased to a U.S. Airline and has not been expressly designated an Aircraft Asset pursuant to Section 2.03(c);

(c)	any Aircraft or Orphan Engine in respect of which the obligation of the Servicer to provide Services has been terminated in accordance with Article X; and

(d)	any other Aircraft or Orphan Engine wholly owned by any Person within the Company Group that is designated in writing by both the Company and the Servicer to be an Excluded Asset,

in each case, taking into account any Dispositions made in accordance with this Agreement.

“Executive Management Team” means the persons referred to as comprising “Executive Management” as defined in the Investors Agreement.

Appendix A-21

“Fee Period” means each period (a) initially, commencing on the Closing Date and ending on the initial Calculation Date and (b) thereafter, commencing on (but excluding) the most recent Calculation Date and ending on (and including) the next succeeding Calculation Date during the term of this Agreement.

“Governmental Authority” means any government, legislative body, regulatory, authority, court, administrative agency or commission or other governmental agency or instrumentality (or any officer or representative thereof) domestic, foreign or international, of competent jurisdiction, including the EU.

“Gross Acquisition Costs” means [*].

“Gross Proceeds” [*].

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person or (b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term Guarantee shall not include (x) endorsements for collection or deposit, in either case in the ordinary course of business, (y) any guarantee by any Person within the Company Group of the obligations of another Person within the Company Group in respect of such Person’s obligations in connection with any Aircraft Assets, whether as lessor, seller or otherwise, or (z) the delivery of a bond or similar instrument by or on behalf of any Person within the Company Group in connection with the detention or repossession of any Aircraft Assets or enforcement of a Lease or removal of an encumbrance.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication), (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (d) all the obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six (6) months after the date of purchasing such property or service or taking delivery and title thereto or the completion of such services, and payment deferrals arranged primarily as a method of raising finance or financing the acquisition of such property or service, (e) all obligations of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under U.S. GAAP, (f) all Indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (g) any amount raised pursuant to any issue of shares which are expressed to be redeemable (other than at the option of the issuer) or are otherwise classified as borrowings or preferred equity that receives distributions (or equivalent) ahead of a common (or equivalent) class of equity and (h) all Indebtedness of other Persons Guaranteed by such Person.

Appendix A-22

“Indemnified Parties” means the Servicer and its respective Affiliates and each of the Servicer’s and its respective Affiliates’ Representatives.

“Initial Term” has the meaning assigned to such term in Section 10.01.

“Insurance Guidelines” means the guidelines set forth in Annex 1.

“Insured Value” has the meaning assigned to such term in Annex 1.

“International Interest” has the meaning given to such term in the Cape Town Convention.

“International Registry” means the registry established pursuant to the Cape Town Convention.

“Investors” [*].

“Investors Agreement” means [*].

“Law” means any law, statute, ordinance, rule or regulation or code of conduct or practice of any U.S. Federal, state or local Governmental Authority, the EU or any Irish or other foreign or international Governmental Authority.

“Lease” means any lease or other agreement or arrangement pursuant to which any Person (other than a Person within the Company Group) has the right to possession and use of any Aircraft Asset.

“Lessee” means the lessee (or equivalent Person) in respect of a Lease.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, International Interest, Prospective International Interest or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Long Term Support Agreement” [*].

Appendix A-23

“Losses” means any and all liabilities, losses, damages, penalties, Taxes, payments, costs, fees, expenses and disbursements (including reasonable legal fees, expenses and related charges and costs of investigation, including in connection with enforcement of any indemnity, but excluding any punitive, special, indirect, consequential or exemplary damages or lost profits).

“Material Adverse Effect” means an event, condition, matter, change or effect that impacts or, insofar as reasonably can be foreseen, in the future is likely to impact, in a material adverse manner, (a) with respect to any Person other than the Servicer, the condition (financial or otherwise), properties, assets, liabilities, earnings, capitalization, shareholders’ equity, licenses or franchises, businesses, operation or prospects of such Person or the ability of such Person to perform fully any of its obligations under this Agreement, and (b) with respect to the Servicer, the Servicer’s liabilities, obligations, rights or benefits under the Servicing Agreement or the Servicer’s ability to perform fully any of the Services.

“Monthly Services Report” has the meaning assigned to such term in Schedule 5.08.

“Nonterminating Party” has the meaning assigned to such term in Section 10.02(c).

“Orphan Engine” means any Engine that is not part of an Aircraft together with (a) Parts or components thereof, (b) spare parts or ancillary equipment or devices furnished therewith and (c) the related Aircraft Documents.

“Other Assets” means any Aircraft or Engines which are neither Aircraft Assets nor Excluded Assets.

“Overhead Expenses” has the meaning assigned to such term in Section 9.05(a).

“Partial Termination” has the meaning assigned to such term in Section 10.03(a).

“Parts” means any and all parts, avionics, attachments, accessions, appurtenances, furnishings, components, appliances, accessories, instruments and other equipment installed in, or attached to (or constituting a spare for any such item installed in or attached to) any Aircraft or Engine (as applicable).

“Party” or “Parties” has the meaning assigned to such terms in the Preamble.

“Payment Date” means the 15th day of each month; provided, however, that, if any Payment Date would otherwise fall on a day that is not a Business Day, the relevant Payment Date shall be the first following day which is a Business Day.

“Permitted Liens” means (a) Liens for taxes, assessments and governmental charges or levies not yet due, (b) Liens of any repairer or maintenance, material or storage provider arising in the ordinary course in respect of amounts not yet due and (c) any Lease.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust, body of persons, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

Appendix A-24

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City; each change in the “Prime Rate” shall be effective on the date such change is announced.

“Pro Forma Lease” [*].

“Prospective International Interest” has the meaning given to such term in the Cape Town Convention.

“Quarter” means each calendar quarter.

“Quarterly Services Report” has the meaning assigned to such term in Schedule 5.08.

“Relevant Information” means all information, documents, contracts and agreements (including without limitation, Leases, operational records, maintenance status, cash collection and balances) which relate to or affect any of the Aircraft Assets or the provision of any Services or Acquisition-Related Services.

“Renewal Term” has the meaning assigned to such term in Section 10.01.

“Rent Collected Fee” means [*].

“Rent Fees” means [*].

“Rent Payable Fee” means [*].

“Rents” means [*].

“Replacement Servicer” means a replacement servicer to perform some or all of the Services under the Servicing Agreement formerly performed by the Servicer, appointed in accordance with Section 10.04(b).

“Reporting Framework” means a framework for regular reporting by the Servicer to the Executive Management Team that is designed to ensure prompt and efficient decision-making by the Company Group with respect to matters related to this Agreement for which Company Group input is required, as more particularly set out in Schedule 5.08.

“Representatives” with respect to any Person means the officers, directors, employees, advisors and agents of such Person.

“Sales Fee” means [*].

“Sanctions” means any economic, financial or trade sanctions, export controls or similar restrictive measures, including but not limited to, those enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce or any other U.S. Government Entity, the United Nations Security Council, and/or the European Union and/or His Majesty’s Treasury of the United Kingdom.

“Servicer” has the meaning assigned to such term in the Preamble.

Appendix A-25

“Servicer Delegate” has the meaning assigned to such term in Section 12.01(i).

“Servicer Designated Representative” means a natural person with sufficient experience in the aircraft leasing industry who is either employed by or being a Representative of the Servicer who is designated in writing to the Company (and duly authorized by the Servicer) to represent the Servicer for all purposes under this Agreement.

“Services” has the meaning assigned to such term in Section 2.02(a).

“Services Expenses” has the meaning assigned to such term in Section 9.05(b).

“Servicing Fees” means [*].

“Shadow Director/Related Company Claims” has the meaning assigned to such term in Section 11.02.

“Standard of Care” has the meaning assigned to such term in Section 3.01.

“Standard of Liability” has the meaning assigned to such term in Section 3.03.

“Stipulated Interest Rate” means [*].

“Subsidiary” of any Person means a corporation, company, common law or statutory trust or other entity (a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company, common law or statutory trust or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“Tax” or “Taxes” means all fees (including documentation, license and registration fees), taxes, assessments, levies, impositions, duties, withholdings and other charges of any nature whatsoever (including taxes based upon or measured by gross receipts, income, profits, sales, use or occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, social security, employment, excise, documentary, stamp, corporation, corporation profits, advance corporation, capital duty, capital gains, capital acquisitions, wealth, vehicle registration, social insurance, and property taxes) asserted or imposed by any Governmental Authority, together with all interest, fines, penalties and additions imposed with respect to such amounts.

“Taxpayer” means any Person within the Company Group or any predecessor of any Person within the Company Group, or any successor to any Person within the Company Group (but not including the Servicer or any of its Affiliates).

“Term” has the meaning assigned to such term in Section 10.01.

“Terminating Party” has the meaning assigned to such term in Section 10.02(c).

Appendix A-26

“Termination Notice” has the meaning assigned to such term in Section 10.02(c).

“Transaction Approval Requirements” has the meaning assigned to such term in Section 8.02(a).

“U.S. Airline” means any airline other than an airline (a) that is incorporated outside the United States, (b) which has its executive offices outside the United States and (c) with a home jurisdiction having a civil aircraft registration country code other than “N.”

“U.S. GAAP” means generally accepted accounting principles in the United States.

“Utilization Rent” means the utilization rent, supplemental rent, and other similar payments (including payments analogous to or consisting of maintenance reserves) under each of the Leases.

“Year” means each fiscal year ending December 31 during the Term.

Appendix A-27

APPENDIX B

CORE LEASE PROVISIONS

[*]

Appendix B-2